EXHIBIT 10.1

J.P.Morgan

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 9, 2012

among

SEALY MATTRESS COMPANY,
as Borrower

SEALY MATTRESS CORPORATION,
as Holdings and a Guarantor

SEALY CORPORATION,
as Parent

The Several Lenders
from Time to Time Parties Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

J.P. MORGAN SECURITIES LLC,

GE CAPITAL MARKETS, INC.

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Collateral Agent,

and

MIZUHO CORPORATE BANK, LTD.,

as Syndication Agent

TABLE CONTENTS

SCHEDULES

Schedule 1.1(a)	Mortgaged Properties
Schedule 1.1(b)	Commitments of Lenders
Schedule 1.1(c)	Immaterial Subsidiaries
Schedule 8.12	Subsidiaries
Schedule 10.1	Amendment Effective Date Indebtedness
Schedule 10.2	Amendment Effective Date Liens
Schedule 10.3	Amendment Effective Date Parent Assets
Schedule 10.5	Amendment Effective Date Investments

EXHIBITS

Exhibit A-1 — A-4	Form of Non-Bank Tax Certificates

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 9, 2012, among SEALY MATTRESS COMPANY, an Ohio corporation (the “Borrower”), SEALY MATTRESS CORPORATION, a Delaware corporation (“Holdings”), SEALY CORPORATION, a Delaware corporation (“Parent”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Collateral Agent, and JPMORGAN CHASE BANK, N.A. (as Administrative Agent and Collateral Agent (such term and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1)).

W I T N E S S E T H:

WHEREAS, the Borrower, Holdings, Parent, the Administrative Agent and the Lenders (as defined in the Existing Credit Agreement) are parties to the Credit Agreement dated as of May 13, 2009 (the “Existing Credit Agreement”);

WHEREAS, the parties to the Existing Credit Agreement have agreed to amend the Existing Credit Agreement in certain respects and to restate the Existing Credit Agreement as so amended as provided in this Agreement, effective upon satisfaction of certain conditions precedent set forth in Section 6.1.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that on the Amendment Effective Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1.                   Definitions

1.1.         Defined Terms.

(a)           As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABL Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a three month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be calculated on a daily basis in a manner consistent with the definition of “Eurodollar Rate”.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans and Protective Advances.

“ABR Margin” shall mean:

(a)           From and after the Amendment Effective Date until the first day of the first fiscal quarter commencing at least three months after the Amendment Effective Date, the percentage set forth in Level II of the pricing grid below; and

(b)           On the first day of each fiscal quarter thereafter (each, an “Adjustment Date”), the ABR Margin shall be determined from the pricing grid below based upon the Average Availability for the most recently ended three month period immediately preceding such Adjustment Date, provided that if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the ABR Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand; provided further that if the Borrowing Base Certificates (including any required financial information in support thereof) are not received by the Administrative Agent by the date required pursuant to Section 9.1(e), then the ABR Margin shall be determined as if the Average Availability for the immediately preceding three-month period is at Level III until such time as such Borrowing Base Certificates and supporting information are received.

Level	Average Availability	ABR Margin

I	Greater than or equal to 66.0% of the Line Cap	0.75%

II	Greater than or equal to 33.0% of the Line Cap but less than 66.0% of the Line Cap	1.00%

III	Less than 33.0% of the Line Cap	1.25%

“Account” shall mean, individually and collectively, any “Account” referred to in the Security Agreement.

“Account Debtor” shall mean any Person obligated on an Account.

“Account Reserves” shall mean any and all reserves which the Security Agents deem necessary, in their Permitted Discretion, to maintain (including, without limitation, Dilution Reserves, reserves for rebates, discounts, warranty claims and inventory returns and reserves for Permitted Liens on Eligible Accounts ranking prior to the Lien of the Administrative Agent for the benefit of the Secured Parties) with respect to the Eligible Accounts.  The Security Agents may, from time to time, in their Permitted Discretion, adjust Account Reserves used in computing the Borrowing Base upon not less than one Business Day’s prior written notice to the Borrower.

“Adjusted Eligible Accounts” shall mean the excess, if any, of (i) Eligible Accounts over (ii) Account Reserves.

“Adjusted Eligible Inventory” shall mean the excess, if any, of (i) Eligible Inventory over (ii) Inventory Reserves.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 383 Madison Avenue, New York, NY 10179, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean each Joint Lead Arranger, the Administrative Agent, the Security Agents and the Syndication Agent.

“Agreement” shall mean this Credit Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Amendment Effective Date” shall mean the date on which the conditions precedent in Section 6.1 are satisfied, which date is May 9, 2012.

“Applicable Percentage” shall mean, with respect to any Lender, (a) with respect to Revolving Credit Loans, Letters of Credit Outstanding or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitment (if the Total Commitment has terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Total Credit Exposure at that time); provided that in the case of Section 2.14 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation and (b) with respect to Protective Advances or with respect to the Total Credit Exposure, a percentage based upon its share of the Total Credit Exposure and the unused Commitments; provided that in the case of Section 2.14 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.

“Approved Fund” shall have the meaning provided in Section 14.6.

“Assignment and Acceptance” shall mean a customary assignment and acceptance substantially in form reasonably satisfactory to the Administrative Agent.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or any other senior officer of the Borrower designated as such in writing to the Administrative Agent and Collateral Agent by the Borrower.

“Availability” shall mean, at any time, an amount equal to (a) the Line Cap minus (b) the Total Credit Exposure.

“Available Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans then outstanding and (ii) the aggregate Letters of Credit Outstanding at such time.

“Average Availability” shall mean, for any period, the average amount of Availability for each day during such period.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date, (b) the incurrence of a Protective Advance from the Administrative Agent on a given date, and (c) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans).

“Borrowing Base” shall mean, at any time, the sum of (a) the product of 85% multiplied by the Adjusted Eligible Accounts at such time, plus (b) the lesser of (i) the product of 75% multiplied by the Adjusted Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Security Agents multiplied by Adjusted Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus (c) Reserves.

“Borrowing Base Certificate” shall mean a certificate, duly completed and signed by an Authorized Officer of the Borrower, in a form on the Amendment Effective Date which is satisfactory to each Initial Lender and following the Amendment Effective Date in such form or another form which is reasonably acceptable to the Security Agents in their sole discretion.

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Dollars” and shall mean the lawful money of Canada.

“Canadian Letter of Credit Sublimit” shall mean $5,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest or amounts expended or expensed under leases that are not Capital Leases) by Parent, Holdings, the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Parent, provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time or (c) the purchase of plant, property or equipment made within one year of the sale of any asset (other than sales of inventory in the ordinary course of business) to the extent purchased with the proceeds of such sale.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Dominion Period” shall mean (i) each period commencing on any date that Availability shall have been less than the greater of (x) 12.5% of the Borrowing Base and (y) $10.0 million for five consecutive Business Days and ending on the date that Availability shall have been at least equal to the greater of (x) 12.5% of the Borrowing Base and (y) $10.0 million for 21 consecutive calendar days, (ii) each period during which an Event of Default under Section 11.1 or 11.5 shall have occurred and is continuing, or (iii) each period commencing on the later of (A) the occurrence of an Event of Default under Section 11.3(a) (solely to the extent such Event of Default relates to the failure to deliver Borrowing Base Certificates pursuant to Section 9.1(e)) or Section 11.2 (solely to the extent resulting from any Borrowing Base Certificate having been incorrect in any material respect in a manner adverse to interests of the Lenders) and (B) the date on which the Administrative Agent, the Security Agents or the Required Lenders have provided written notice to the Borrower of an election to commence a Cash Dominion Period as a result of such Event of Default, and ending on the date on which such Event of Default has been cured or waived.

“Cash Management Agreement” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, controlled disbursement services, foreign exchange facilities, merchant services (other than those constituting a line of credit) and other cash management arrangements.

“Cash Management Bank” shall mean any Person that at the time it enters into a Cash Management Agreement is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Change of Control” shall mean the occurrence of any of the following:

(1)                                 the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Parent or any of its direct or indirect parent corporations;

(2)                                 Holdings shall cease to own directly and of record 100% of the equity interests of the Borrower; or

(3)                                 Parent shall cease to own directly and of record 100% of the equity interests of Holdings.

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Existing Loans or Extended Loans (of the same Extension Series) and, when used in reference to any Commitment, refers to whether such Commitment is an Existing Commitment or an Extended Commitment (of each Extension Series).

“Co-Collateral Agent” shall mean General Electric Capital Corporation, as the co-collateral agent for the Lenders under this Agreement and the other Credit Documents.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning assigned to such term in the Pledge Agreement, the Security Agreement or any Mortgage, as applicable, and shall include any equivalent term in any such document.

“Collateral Access Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Collateral Agent” shall mean JPMorgan Chase Bank, N.A., as the Administrative Agent, (i) in its capacity as “secured party” named in all Uniform Commercial Code financing statements (or similar filings under other personal property security legislation) filed pursuant to the Credit Documents and (ii) as “collateral agent” for the Secured Parties under the Security Documents, together with its successors in any such capacity (it being understood that JPMorgan Chase Bank, N.A. shall serve in such capacity as “secured party” subject to direction by the Security Agents).

“Collection Account” shall have the meaning assigned to such term in the Security Agreement.

“Commitment” shall mean (a) with respect to each Initial Lender, the amount set forth opposite such Initial Lender’s name on Schedule 1.1(b) as such Initial Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the Amendment Effective Date, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment, in each case of the same may be changed from time to time pursuant to terms hereof.  The aggregate amount of the Commitments as of the Amendment Effective Date is $100,000,000.

“Commitment Fee Rate” shall mean, with respect to the Available Commitment on any day, 0.375% per annum.

“Commitment Utilization Percentage” shall mean, on any date, the percentage equivalent to a fraction (a) the numerator of which is the Total Credit Exposure and (b) the denominator of which is the Total Commitment.

“Confidential Information” shall have the meaning provided in Section 14.16.

“Consolidated Earnings” shall mean, for any period, “income (loss) before the deduction of income taxes” of Parent, Holdings, the Borrower and the Restricted Subsidiaries, excluding extraordinary losses and extraordinary gains, for such period, determined in accordance with GAAP, provided that any “income (loss) before the deduction of income taxes” from disposed or discontinued

operations shall be excluded; provided further that Consolidated Earnings shall include equity method income (or loss) of any joint venture to which Parent, Holdings, the Borrower or any Restricted Subsidiary is a party in an aggregate amount, for any period, not to exceed 10% of Consolidated EBITDA for such period (or, if greater, in the case of income, the amount of cash actually received by Holdings, the Borrower or its Restricted Subsidiaries during such period through dividends or other distributions from such joint venture).

“Consolidated EBITDA” shall mean, for any period, the sum, without duplication, of the amounts for such period of (a) Consolidated Earnings and to the extent already deducted in arriving at Consolidated Earnings for such period: (b) Consolidated Interest Expense, (c) depreciation expense, (d) amortization expense, including amortization of deferred financing fees, (e) unusual or non-recurring charges and restructuring charges or reserves (including severance, relocation costs and one-time compensation charges and other costs related to closure of facilities) in an amount not to exceed $15,000,000 in any Test Period, (f) non-cash charges (other than accruals of liabilities in the ordinary course of business) (provided that if any such non cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (g) losses on asset sales (other than sales of inventory in the ordinary course of business), (h)  Transaction Expenses, (i) any expenses or charges incurred in connection with any issuance of debt, equity securities or any refinancing transaction and (j) any fees and expenses related to Permitted Acquisitions, (k) any deduction for minority interest expense (except to the extent of dividends to minority stockholders during such period), (l) the amount of consulting and advisory fees and related expenses paid to KKR Capstone, KKR or any of their respective Affiliates and directors and officers’ insurance premiums paid for the account of any of the foregoing in an amount not to exceed $4,000,000 in any Test Period, less, without duplication, the sum of the following amounts for such period to the extent they increased Consolidated Earnings in such period of (m) non-recurring gains, (n) non-cash gains (excluding (i) accruals of revenue in the ordinary course of business and (ii) any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash items that reduced Consolidated EBITDA in any prior period) and (o) gains on asset sales (other than sales of inventory in the ordinary course of business), all as determined on a consolidated basis for Parent, Holdings, the Borrower and the Restricted Subsidiaries in accordance with GAAP, provided that (i) there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Earnings, except to the extent actually received in cash by Holdings, the Borrower or its Restricted Subsidiaries during such period through dividends or other distributions, (ii) there shall be excluded in determining Consolidated EBITDA non-operating currency transaction gains and losses and (iii) to the extent included in Consolidated Earnings, there shall be excluded in determining Consolidated EBITDA for any period any non-cash adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and its related pronouncements and interpretations.

“Consolidated Interest Expense” shall mean, for any period, the interest expense (including that attributable to Capital Leases in accordance with GAAP but excluding any interest expense in the form of pay-in-kind interest or accretion of principal in respect of the Initial PIK Convertible Notes), net of interest income, of Parent, Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Parent, Holdings, the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than (x) currency swap agreements, currency future or option contracts and other similar agreements and (y) any non-cash interest expense attributable to the movement in the mark to market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to

Statement of Financial Accounting Standards No. 133), but excluding, however, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and (b) expensing of financing fees; provided that there shall be excluded from Consolidated Interest Expense for any period the interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense.

“Credit Documents” shall mean this Agreement, the Intercreditor Agreement, the Security Documents, each Letter of Credit and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance, extension or amendment (to the extent such amendment increases the amount thereof) or renewal of a Letter of Credit.

“Credit Exposure” shall mean with respect to any Lender the sum of the following on such date:  (i) the outstanding amount of Revolving Credit Loans of such Lender (including, if any, Extended Loans) plus (ii) the Letter of Credit Exposure of such Lender plus (iii) the Swingline Exposure of such Lender plus (iv) an amount equal to such Lender’s Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Default” shall mean an Event of Default or any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent in good faith, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit, Swingline Loans or Protective Advances within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by the Administrative Agent) under which it has committed to extend credit, (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Credit Loans and participations in then outstanding Letters of Credit, Swingline Loans and Protective Advances, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a sale, transfer or other disposition of assets pursuant to Section 10.4(b) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation less the amount of cash received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable.

“Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the 12 most recently ended fiscal months divided by (b) total gross sales for the 12 most recently ended fiscal months.

“Dilution Reserve” shall mean, at any date, the product of (a) the excess (if positive) of (i) the applicable Dilution Ratio minus (ii) 5.0% multiplied by (b) the Eligible Accounts of the applicable Credit Parties, as the context may require, on such date.

“Document” shall have the meaning assigned to such term in the Security Agreement.

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with regard to any Letter of Credit denominated in Canadian Dollars, the amount of Dollars which is equivalent to the amount so expressed in Canadian Dollars at the applicable quoted spot rate on the appropriate page of the Reuter’s Screen as determined by the Administrative Agent at the relevant time.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Eligible Accounts” shall mean, at any time, the Accounts of any Credit Party (other than Holdings) which in accordance with the terms hereof are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit hereunder.  Eligible Accounts shall not include any Account:

(a)                                 which is not subject to a first priority perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties);

(b)                                 which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) a Permitted Lien and (iii) Liens permitted hereunder pursuant to clause (h) of Section 10.2(A);

(c)                                  (i) which is unpaid more than 90 days after the date of the original invoice therefor (except that up to $2,500,000 of Accounts which are unpaid more than 120 days after the date of the original invoice but otherwise meet the requirements of this definition may be included) or more than 60 days after the original due date, or (ii) which has been written off the books of the Credit Parties or otherwise designated as uncollectible;

(d)                                 which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible;

(e)                                  which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Credit Parties exceeds 15.0% (or, in the case of an Account Debtor (i) with an Investment Grade Rating but not a High

Investment Grade Rating, 20.0% or (ii) with a High Investment Grade Rating, 30.0%) of the aggregate amount of Eligible Accounts of the Credit Parties but only to the extent of such excess over the applicable threshold;

(f)                                   with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached or is not true in any material respect;

(g)                                  which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Security Agents which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon a Credit Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h)                                 for which (i) the goods giving rise to such Account have not been shipped to the Account Debtor or (ii) the services giving rise to such Account have not been performed by the applicable Credit Party or if such Account was invoiced more than once, unless, (A) in the case of clause (h)(i) preceding, the Account Debtor on such Account has instructed the applicable Credit Party in writing to deliver such goods to a designated area at or near the applicable Credit Party’s facility or otherwise store such goods for the account of such Account Debtor and has agreed, pursuant to the terms of the quotation or purchase order for such Account or by separate agreement, that such delivery or storage constitutes delivery of such goods by the Borrower, in any such case in form and substance reasonably satisfactory to the Security Agents;

(i)                                     which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up or voluntary or involuntary case under any state or federal bankruptcy laws unless the Security Agents shall have determined in their sole discretion to include such Accounts, (iv) admitted in writing its inability to pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;

(j)                                    which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(k)                                 which is owed by an Account Debtor which (i) does not maintain an office in the U.S. or Canada (other than Quebec) or (ii) is not organized under applicable law of the U.S., any state of the U.S. or the District of Columbia, Canada, or any province or other political subdivision of Canada (other than Quebec) unless, in either case, such Account is backed by a letter of credit reasonably acceptable to the Security Agents which is in the possession of, has been assigned to and is directly drawable by the Collateral Agent;

(l)                                     which is owed in any currency other than U.S. dollars;

(m)                             which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit reasonably acceptable to the Security Agents which is in the possession of and directly drawable by the Collateral Agent or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal

Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Collateral Agent in such Account have been complied with to the Security Agents’ reasonable satisfaction;

(n)                                 which is owed by (i) any employee, officer, director, agent or direct stockholder of any Credit Party or (ii) any other Affiliate of any Credit Party with respect to which such Credit Party does not deal on an arms-length basis;

(o)                                 which is owed by an Account Debtor or any Affiliate of such Account Debtor to which such Credit Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, advance payment or deposit, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p)                                 which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(q)                                 which is evidenced by any promissory note, chattel paper, or instrument;

(r)                                    which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrower has filed such report or qualified to do business in such jurisdiction;

(s)                                   with respect to which such Credit Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Credit Party created a new receivable for the unpaid portion of such Account;

(t)                                    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(u)                                 which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Credit Party has or has had an ownership interest in such goods, or which indicates any party other than a Credit Party as payee or remittance party;

(v)                                 which was created on cash on delivery terms; or

(w)                               which the Security Agents in their Permitted Discretion otherwise determine to be ineligible.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Security Agents’ Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Credit Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Credit Party to reduce the amount of such Account.

Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the Security Agents in the exercise of their Permitted Discretion, with any such changes to be effective one Business Day after delivery of written notice thereof to the Borrower and the Lenders.

“Eligible Inventory” shall mean, at any time, the Inventory of any Credit Party (other than Holdings) which in accordance with the terms hereof is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder.  Eligible Inventory shall not include any Inventory:

(a)                                 which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);

(b)                                 which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, (ii) a Permitted Lien and (iii) Liens permitted hereunder pursuant to clause (h) of Section 10.2(A);

(c)                                  which is, in the Security Agents’ Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale or unacceptable due to age, type, category and/or quantity;

(d)                                 with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true in any material respect and which does not conform in any material respect to all standards imposed by any Governmental Authority;

(e)                                  in which any Person other than a Credit Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)                                   which constitutes spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)                                  which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers; provided that up to $5,000,000 of Inventory in transit of the Credit Parties from vendors and suppliers may be included as eligible pursuant to this clause (g) so long as (i) the Security Agents shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory, (2) evidence of satisfactory casualty insurance naming the Collateral Agent as loss payee and otherwise covering such risks as the Security Agents may reasonably request and (3) if the bill of lading is (A) non-negotiable and the inventory is in transit within the United States, a duly executed Collateral Access Agreement from the applicable customs broker for such Inventory or (B) negotiable, confirmation that the bill is issued in the name of the Borrower and consigned to the order of the Collateral Agent, and an acceptable agreement has been executed with the Borrower’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Collateral Agent and has granted the Collateral Agent access to the Inventory and (ii) the common carrier is not an Affiliate of the applicable vendor or supplier;

(h)                                 which is located in any location leased by a Credit Party unless (A) the lessor has delivered to the Collateral Agent a Collateral Access Agreement or (B) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Security Agents in their Permitted Discretion (which Reserve may be reduced if a subsequent Collateral Access Agreement has been received by the Collateral Agent);

(i)                                     which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted by clause (g) above), unless (i) such warehouseman or bailee has delivered to the Collateral Agent a Collateral Access Agreement and such other documentation as the Security Agents may require or (ii) an appropriate Inventory Reserve has been established by the Security Agents in their Permitted Discretion;

(j)                                    which is being processed offsite at a third party location or outside processor or is in-transit to or from said third party location or outside processor;

(k)                                 which is a discontinued product or component thereof;

(l)                                     which is the subject of a consignment by such Credit Party as consignor, unless (i) a protective UCC-1 financing statement has been properly filed against the consignee and (ii) there is a written agreement acknowledging that such Inventory is held on consignment, that such Credit Party retains title to such Inventory, that no Lien arising by, through or under such consignee has attached or will attach to such Inventory and requiring consignee to segregate the consigned Inventory from the consignee’s other personal or movable property and having such other terms as the Security Agents may require for consigned Inventory in their Permitted Discretion;

(m)                             which contains or bears any intellectual property rights licensed to such Credit Party unless the Security Agents are satisfied that the Collateral Agent may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory in the ordinary course under the current licensing agreement;

(n)                                 which is not reflected in a current perpetual inventory report of such Credit Party (unless such Inventory is reflected in a report to the Collateral Agent as “in transit” Inventory); or

(o)                                 for which reclamation rights have been asserted by the seller.

Standards of eligibility may be made more restrictive from time to time (and such increased restrictiveness subsequently reversed in whole or in part) solely by the Security Agents in the exercise of their Permitted Discretion, with any such changes to be effective one Business Day after delivery of written notice thereof to the Borrower and the Lenders.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of Real Estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

“Equipment” shall have the meaning assigned to such term in the Security Agreement.

“Equity Cure” shall have the meaning set forth in Section 10.9.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurodollar Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Margin” shall mean:

(a)                                 From and after the Amendment Effective Date until the first day of the first fiscal quarter commencing at least three months after the Amendment Effective Date, the percentage set forth in Level II of the pricing grid below; and

(b)                                 On the first day of each fiscal quarter thereafter (each, an “Adjustment Date”), the Eurodollar Margin shall be determined from the pricing grid below based upon the Average Availability for the most recently ended three month period immediately preceding such Adjustment Date, provided that if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Eurodollar Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand; provided further that if the Borrowing Base Certificates (including any required financial information in support thereof) are not received by the Administrative Agent by the date required pursuant to Section 9.1(e), then the Eurodollar Margin shall be determined as if the Average Availability for the immediately preceding three-month period is at Level III until such time as such Borrowing Base Certificates and supporting information are received.

Level	Average Availability	Eurodollar Margin

I	Greater than or equal to 66.0% of the Line Cap	1.75%

II	Greater than or equal to 33.0% of the Line Cap but less than 66.0% of the Line Cap	2.00%

III	Less than 33.0% of the Line Cap	2.25%

“Eurodollar Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary that is not a Material Subsidiary, (b) any Domestic Subsidiary substantially all the assets of which consist of capital stock or other equity interests of Foreign Subsidiaries, (c) each Domestic Subsidiary that is prohibited by (i) any Requirement of Law or (ii) any applicable contractual requirement existing at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), in each case, from guaranteeing or granting Liens to secure the Obligations, (d) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (e) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of guaranteeing or granting Liens to secure the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (f) each Unrestricted Subsidiary and (g) any non-wholly owned Subsidiary.  Each Domestic Subsidiary that is not a Material Subsidiary as of the Amendment Effective Date is listed on Schedule 1.1(c).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Letter of Credit Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such Tax (including any political subdivision thereof) (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (ii) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 4.17), any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is required to be imposed on amounts payable to such Non-U.S. Lender pursuant to laws in force at the time such Non-U.S. Lender becomes a party hereto (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 5.4(a), (iii) Taxes attributable to a Lender’s failure to comply with Section 5.4(e),  (iv) any additions to Tax,interest or penalties caused by the gross negligence of the recipient of such payment and (v) any United States federal withholding Tax imposed under FATCA.

“Existing Class” shall have the meaning provided in Section 2.15(e)(i).

“Existing Commitments” shall have the meaning provided in Section 2.15(e)(i).

“Existing Credit Agreement” shall have the meaning provided in the recitals hereto.

“Extended Commitments” shall have the meaning provided in Section 2.15(e)(i).

“Extended Loans” shall have the meaning provided in Section 2.15(e)(i).

“Extending Lender” shall have the meaning provided in Section 2.15(e)(ii).

“Extension Amendment” shall have the meaning provided in Section 2.15(e)(iii).

“Extension Election” shall have the meaning provided in Section 2.15(e)(ii).

“Extension Request” shall have the meaning provided in Section 2.15(e)(i).

“Extension Series” shall mean all Extended Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Commitments are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, maturity and other terms.

“FATCA” shall mean Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Date” shall mean the date on which the Commitments shall have terminated, no Loans shall be outstanding, the Letters of Credit Outstanding shall have been reduced to zero and all other Obligations under this Agreement (other than (a) obligations under Secured Hedge Agreements not yet due and payable, (b) obligations under Cash Management Agreements not yet due and payable and (c) contingent indemnification and expense reimbursement obligations with respect to which no claim has been asserted) shall have been paid in full.

“Fitch” means Fitch Ratings, Ltd., a division of Fitch, Inc., or any successor by merger or consolidation to its business.

“Fixed Charge Coverage Ratio” shall mean the ratio, for any Test Period, of (a) Consolidated EBITDA for such Test Period minus the unfinanced portion of Capital Expenditures made by Holdings, the Borrower and the Restricted Subsidiaries during such Test Period minus expense for taxes paid in cash during such Test Period net of cash refunds received during such Test Period to (b) Fixed Charges for such Test Period, all calculated for Parent, Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis, provided that the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis.

“Fixed Charges” shall mean, with reference to any Test Period, without duplication, cash Consolidated Interest Expense paid during such Test Period plus payments of Capitalized Lease Obligations during such Test Period plus scheduled principal payments on Indebtedness made during such Test Period plus Restricted Payments (other than refinancings of Indebtedness with the proceeds of Permitted Refinancing Indebtedness) paid in cash during such Test Period pursuant to Section 10.6(c) or (d), all calculated for Parent, Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis, provided that there shall be excluded from Fixed Charges for any Test Period any of the foregoing items to the extent attributable to Unrestricted Subsidiaries for such Test Period and to the extent otherwise included in Fixed Charges for such Test Period, except to the extent actually paid in cash by Parent, Holdings, the Borrower or its Restricted Subsidiaries during such period (other than from dividends or other distributions from an Unrestricted Subsidiary).

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred; provided further that, notwithstanding the foregoing or anything to the contrary in this Agreement, capital leases and operating leases shall be subject to generally accepted accounting principles in effect in the United States on the Amendment Effective Date.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent, Holdings, the Borrower or any Restricted Subsidiary at “fair value”, as defined therein.

“Governmental Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean the Guarantee by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, dated as of May 29, 2009, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Borrower or any Restricted Subsidiary.

“Hedge Bank” shall mean any Person that (a) at the time it enters into a Secured Hedge Agreement is a Lender or an Affiliate of a Lender or (b) with respect to any Hedge Agreement entered into prior to the Signing Date, any Person that was a Lender or an Affiliate of a Lender on the Signing Date, in its capacity as a party to such Secured Hedge Agreement.

“High Investment Grade Rating” shall mean with respect to any Person, such Person has at least the minimum rating indicated below from two out of the three ratings agencies named below:

Ratings Agency	Minimum Rating

S&P	A- (stable)

Moody’s	A3 (stable)

Fitch	A- (stable)

“Historical Financial Statements” means as of the Amendment Effective Date, the audited financial statements of Parent and its Subsidiaries, for the immediately preceding three fiscal years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years.

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“Increased Amount Date” shall have the meaning provided in Section 2.15.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under Hedge Agreements and (g) without duplication, all Guarantee Obligations of such Person with respect to the obligations of another Person of a type described in clauses (a) through (f) above, provided that (i) Indebtedness shall not include trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business and (ii) for purposes of Section 11.4, the amount of any Indebtedness in respect of any Hedge Agreement at any time, shall be the amount of any required early termination payment by the Borrower or any Subsidiary at such time.

“Indemnified Taxes” shall mean all Taxes, other than (i) Excluded Taxes or (ii) Other Taxes, imposed on or with respect to, or measured by, any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document.

“Initial Lender” shall mean each Lender listed on Schedule 1.1(b).

“Initial PIK Convertible Notes” shall mean the 8.0% convertible senior secured third lien notes due 2016 of Parent and the Borrower, as co-issuers, outstanding on the Amendment Effective Date and shall include any increase in such convertible senior secured third lien notes as a result of the payment of in kind interest thereon.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of May 13, 2009, by and among the Administrative Agent, the collateral agent under the indenture relating to the

Secured Notes and the collateral agent under the PIK Convertible Notes Indenture, as the same may be amended or supplemented or otherwise modified from time to time.

“Interest Coverage Ratio”: shall mean the ratio, for any Test Period, of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense during such Test Period.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each January, April, July and October and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Loan is repaid and the Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Inventory” shall have the meaning assigned to such term in the Security Agreement.

“Inventory Reserves” shall mean any and all reserves which the Security Agents deem necessary, in their Permitted Discretion, to maintain (including, without limitation, reserves for slow moving Inventory, intercompany profits and Inventory shrinkage and Permitted Liens on any Eligible Inventory ranking prior to the Liens of the Administrative Agent for the benefit of the Secured Parties) with respect to the Inventory or any Credit Party.  The Security Agents may, from time to time, in their Permitted Discretion, adjust Inventory Reserves used in computing the Borrowing Base upon not less than one Business Day’s prior written notice to the Borrower.

“Investment” shall have the meaning provided in Section 10.5.

“Investment Grade Rating” shall mean with respect to any Person, such Person has at least the minimum rating indicated below from two out of the three ratings agencies named below:

Ratings Agency	Minimum Rating

S&P	BBB- (stable)

Moody’s	Baa3 (stable)

Fitch	BBB- (stable)

“Joinder Agreement” shall mean an agreement pursuant to which a New Commitment is implemented pursuant to Section 2.15 in form reasonably satisfactory to the Administrative Agent.

“Joint Lead Arrangers” shall mean J.P. Morgan Securities LLC, GE Capital Markets, Inc. and Citigroup Global Markets Inc., as the joint lead arrangers for the Lenders under this Agreement and the other Credit Documents.

“JPMCB” shall mean JPMorgan Chase Bank, N.A. and any successor thereto by merger, consolidation or otherwise.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Maturity Date.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Commitment hereunder at such time, including the latest maturity or expiration date of any Extended Commitment, in each case as extended in accordance with this Agreement from time to time.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Letter of Credit” shall mean each standby letter of credit issued pursuant to Section 3.1.

“Letter of Credit Commitment” shall mean $35,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Exposure” shall mean, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Letters of Credit Outstanding at such time.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean JPMCB, any of its Affiliates or any successor pursuant to Section 3.6.  The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer (including, without limitation, JPMorgan Chase Bank, N.A., Toronto Branch), and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request” shall have the meaning provided in Section 3.2.

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Line Cap” shall mean, at any time of determination, the lesser of (a) the Total Commitment and (b) the Borrowing Base.

“Loan” shall mean any Revolving Credit Loan, Swingline Loan or Protective Advance (including, if any, Extended Loans).

“Management Group” shall mean, at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary of any of Holdings, the Borrower or any Subsidiaries at such time.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(c).

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of Holdings, the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent, the Security Agents and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean any Restricted Subsidiary other than (i) a Restricted Subsidiary set forth on Schedule 1.1(c) or (ii) any other Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were less than or equal 5% of the consolidated total assets of Parent, Holdings, the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were less than or equal to 5% of the consolidated gross revenues of Parent, Holdings, the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that, notwithstanding subclauses (i) and (ii) above, “Material Subsidiary” shall also include any of the Borrower’s Subsidiaries selected by the Borrower which is required to ensure that all Material Subsidiaries have in the aggregate (x) total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered equal to or greater than 95% of the total assets of Parent, Holdings, the Borrower and the Restricted Subsidiaries at such date and (y) gross revenues for such Test Period that were equal to or greater than 95% of the consolidated gross revenues of Parent, Holdings, the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” shall mean the earliest of:

(a)           May 9, 2017 (or, if such day is not a Business Day, the immediately preceding Business Day);

(b)           if any Subordinated Notes are outstanding on any day during the period beginning 91 days prior to June 15, 2014 and ending on June 15, 2014, the earliest such day (or, if such day is not a Business Day, the immediately preceding Business Day) unless, on a Pro Forma Basis assuming full repayment of the Subordinated Notes, the test set forth in Section 10.7(a)(H) is met on such day;

(c)           if any Secured Notes are outstanding on any day during the period beginning 91 days prior to April 15, 2016 and ending on April 15, 2016, the earliest such day (or, if such day is not a Business Day, the immediately preceding Business Day ) unless, on a Pro Forma Basis assuming full repayment of the Secured Notes, the test set forth in Section 10.7(a)(H) is met on such day; and

(d)           if any Permitted Additional Indebtedness with a final maturity date that is prior to the Maturity Date is outstanding on any day during the period beginning 91 days prior to the final maturity and ending on the final maturity date, the earliest such day (or, if such day is not a Business Day, the immediately preceding Business Day) unless, on a Pro Forma Basis assuming full repayment of such Indebtedness, the test set forth in Section 10.7(a)(H) is met on such day.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, (a) $50,000,000 minus (b) the sum of (i) the aggregate principal amount of New Commitments incurred pursuant to Section 2.15(a) prior to such date and (ii) the aggregate principal amount of Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(A)(n)(i) prior to such date.

“Minimum Availability Period” shall mean any period (a) commencing when Availability for any consecutive two calendar day period is less than the greater of (i) 12.5% of the Borrowing Base and (ii) $10,000,000 and (b) ending after Availability is at least the greater of (i) 12.5% of the Borrowing Base and (ii) $10,000,000 for a period of 21 consecutive days.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement or other security document entered into by the owner of a Mortgaged Property (or, to the extent any Credit Party holds a leasehold interest in any Mortgaged Property, by the lessee of such Mortgaged Property) in favor of the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, in form reasonably satisfactory to each Initial Lender, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto identified on Schedule 1.1(a), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.15.

“Net Orderly Liquidation Value” shall mean, with respect to Inventory of any Person, the net orderly liquidation value thereof as determined in a manner reasonably acceptable to the Security Agents by an appraiser reasonably acceptable to the Security Agents.

“New Commitments” shall have the meaning provided in Section 2.15.

“New Lender” shall have the meaning provided in Section 2.15.

“Non-Bank Certificate” shall have the meaning provided in Section 5.4(e).

“Non-U.S. Lender” shall mean any Lender or Letter of Credit Issuer that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall have the meaning provided in Section 2.3.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall have the meaning assigned to such term in the Security Agreement.

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes that (i) result from an assignment, grant of a participation pursuant to Section 14.6 or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment

Taxes are imposed as a result of a present or former connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by any Credit Party or (ii) are Excluded Taxes.

“Parent” shall have the meaning provided in the preamble to this Agreement.

“Participant” shall have the meaning provided in Section 14.6(c)(i).

“Participant Register” shall have the meaning provided in Section 14.6(c)(iii).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate of the Borrower in a form approved by the Security Agents.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or capital stock or other equity interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such capital stock or other equity interests becoming a Subsidiary Guarantor to the extent required by Section 9.11; and (c) such acquisition shall result in the Administrative Agent for the benefit of the applicable Lenders, being granted a security interest in any capital stock or any assets so acquired to the extent required by Sections 9.11, 9.12 and/or 9.15.

“Permitted Additional Indebtedness” shall mean any Indebtedness of the Borrower (other than the Secured Notes, the Initial PIK Convertible Notes, any Permitted Additional PIK Convertible Notes and the Subordinated Notes) that is unsecured or secured by a Lien ranking junior to the Lien on the ABL Priority Collateral securing the Obligations pursuant to the terms of the Intercreditor Agreement; provided that (a) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the maturity date thereof (except to the extent such payments are not required until following the Maturity Date) in excess of 1% per annum (other than customary offers to purchase or prepayment requirements upon a change of control, from excess cash flow or upon an asset sale or event of loss and customary acceleration rights after an event of default), (b) no Subsidiary of the Borrower other than a Subsidiary Guarantor is a guarantor or obligor with respect to such Indebtedness, (c) the holders of such Permitted Additional Indebtedness (or a trustee or agent authorized to act on behalf of such holders) shall have executed a supplement to the Intercreditor Agreement agreeing to be bound thereby, (d) no Event of Default shall have occurred and is continuing immediately after giving effect to the issuance thereof and the application of proceeds therefrom and (e) except in the case of Permitted Refinancing Indebtedness either (x) on a Pro Forma Basis immediately after giving effect to the issuance of any Permitted Additional Indebtedness, (i) the Fixed Charge Coverage Ratio for the most recent Test Period for which Section 9.1 Financials have been delivered would be at least 1.1 to 1.0 or (ii) the Interest Coverage Ratio for the most recent Test Period for which Section 9.1 Financials have been delivered would be at least 2.0 to 1.0 or (y) the aggregate amount of Permitted Additional Indebtedness outstanding at the time of issuance thereof does not exceed $50,000,000.

“Permitted Additional PIK Convertible Notes” shall mean up to $25,000,000 aggregate initial principal amount of convertible senior secured third lien notes due 2016 (including any increase in such convertible senior secured third lien notes as a result of the payment of in kind interest thereon) of

Parent and the Borrower, as co-issuers, having terms and conditions not less favorable to the Lenders than the Initial PIK Convertible Notes and with respect to which the holders (or a trustee or agent on behalf of such holders) shall have executed a supplement to the Intercreditor Agreement agreeing to be bound thereby on the same terms applicable to the holders of Initial PIK Convertible Notes.

“Permitted Discretion” shall mean the Security Agents’ commercially reasonable judgment, exercised in good faith in accordance with their customary business practices for asset-based lending transactions; provided that any standard of eligibility or reserve established or modified by the Security Agents shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such standard of eligibility or reserve, as reasonably determined, without duplication, by the Security Agents in good faith.

“Permitted Holders” shall mean, collectively, KKR, its Affiliates and the Management Group.

“Permitted Investments” shall mean (a) (i) Dollars, Pounds Sterling, Euros and Canadian Dollars and (ii) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating from at least two out of the three of Fitch, Moody’s and S&P; (c) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a minimum rating from at least two out of three of the ratings agencies as follows: S&P: A-2, Moody’s: P-2 and Fitch: F2; (d) domestic and eurodollar certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks; (e) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a)(ii), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing; (f) marketable short-term money market and similar securities, having a minimum rating from at least two out of three of the ratings agencies as follows: S&P: A-2, Moody’s: P-2 and Fitch: F2; (g) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (f) above; and (h) in the case of investments by any Restricted Foreign Subsidiary, other customarily utilized high-quality investments in the country where such Restricted Foreign Subsidiary is located.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (b) Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.12; (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1(A); (j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole and (k) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (ii) in favor of a banking institution arising as a matter of law, encumbering amounts credited to deposit or securities accounts (including the right of set-off) and which are within the general parameters customary in the banking industry.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness (“Refinancing Indebtedness”) incurred to refinance, refund, renew or extend (including, without limitation, pursuant to any exchange offer) any Indebtedness (the “Initial Indebtedness”) specified in clauses (i), (k) or (n) of Section 10.1(A), provided that (a) the principal amount of any Refinancing Indebtedness is not increased above the principal amount of the Initial Indebtedness refinanced thereby (except by the amount of any accrued and unpaid interest thereon and by the amount of any fees and expenses payable in connection with such refinancing), (b) Initial Indebtedness of the Borrower or a Subsidiary Guarantor may not be refinanced with Refinancing Indebtedness incurred or guaranteed by any Restricted Subsidiary that is not a Guarantor, (c) except in the case of a refinancing of the Subordinated Notes, if the Initial Indebtedness is subordinated to the Obligations, then such Refinancing Indebtedness shall be subordinated to the Obligations to at least the same extent, (d) such Refinancing Indebtedness (x) does not have a final maturity prior to the final maturity of the Initial Indebtedness refinanced thereby and (y) does not have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Initial Indebtedness and (e) except in the case of Refinancing Indebtedness constituting Permitted Additional Indebtedness, the Refinancing Indebtedness is not secured by a Lien on any assets of the Borrower or any of the Restricted Subsidiaries other than any assets subject to a Lien securing the Initial Indebtedness.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Amendment Effective Date, provided that (i) with respect to any property owned as of the Amendment Effective Date, the value of such Sale Leasebacks shall not exceed $50,000,000 in the aggregate and (ii) such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by the Borrower and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $20,000,000, the board of directors of the Borrower (which such determination may take into account any retained interest or other investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“PIK Convertible Note Indenture” shall mean the Indenture among Parent, the Borrower, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which the Initial PIK Convertible Notes were issued, as the same may be amended, supplemented or otherwise modified from time to time.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower, a Subsidiary or an ERISA Affiliate.

“Pledge Agreement” shall mean Pledge Agreement, dated as of May 29, 2009, entered into by Holdings, the Borrower, the other pledgors party thereto and the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, supplemented or otherwise modified from time to time.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged JPMCB in connection with extensions of credit to debtors).

“Pro Forma Adjustment” shall mean, for any Test Period that includes any of the six fiscal quarters first ending following any acquisition or disposition of any Restricted Subsidiary or division or line of business, the pro forma increase or decrease in Consolidated EBITDA, projected by the Borrower in good faith as a result of reasonably identifiable and factually supportable recurring net cost savings or recurring additional net costs, as the case may be, realizable during such period as a result of such transaction, provided that so long as such net cost savings or additional net costs will be realizable at any time during such six-quarter period, it shall be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated EBITDA, that such net cost savings or additional net costs will be realizable during the entire such period; provided further that any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication of net cost savings or additional net costs actually realized during such period and already included in Consolidated EBITDA.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(i) or setting forth the information described in clause (iv) to Section 9.1(d).

“Pro Forma Basis” shall mean, with respect to any financial test specified herein as of any date (a “Determination Date”) such test shall be determined on a pro forma basis after giving effect to:

(A)          any acquisition or disposition of any Restricted Subsidiary or division or line of business made following the first day of the most recent Test Period ending prior to the Determination Date (the “Relevant Test Period”) and on or prior to such Determination Date as though such acquisition or disposition had occurred on the first day of the Relevant Test Period;

(B)          any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary and any Restricted Payment, in each case, following the first day of the Relevant Test Period and on or prior to the Determination Date as though such designation, redesignation or Restricted Payment had occurred on the first day of the Relevant Test Period;

(C)          any incurrence or repayment of Indebtedness during the Relevant Test Period and on or prior to the Determination Date as though such incurrence or repayment had occurred on the first day of the Relevant Test Period;

(D)          any other transaction to occur on or prior to the Determination Date which requires that any financial ratio be calculated on a Pro Forma Basis as though such Transaction had occurred on the first day of the Relevant Test Period; and

(E)           any applicable Pro Forma Adjustment.

“Protective Advance” shall have the meaning assigned to such term in Section 2.1.

“Qualified PIK Securities” shall mean (1) any preferred capital stock or preferred equity interest of Parent (a) that does not provide for any cash dividend payments or other cash distributions in respect thereof on or prior to the Maturity Date and (b) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (i)(x) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (y) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified PIK Securities or (z) become redeemable at the option of the holder thereof (other than as a result of a change of control event), in whole or in part, in each case on or prior to the first anniversary of the Maturity Date and (ii) provide holders thereunder with any rights upon the occurrence of a “change of control” event prior to the Final Date and (2) any Indebtedness of Parent which has payments terms at least as favorable to the Borrower and Lenders as described in clause (1)(a) above and is subordinated and has other terms, other than with respect to interest rates, at least as favorable to the Borrower and Lenders as the Subordinated Notes.

“Real Estate” shall have the meaning given to that term in Section 9.1(g).

“Register” shall have the meaning provided in Section 14.6(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation Z” shall mean Regulation Z of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Report” shall mean reports prepared by the Administrative Agent, any Security Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Credit Parties’ assets from information furnished by or on behalf of the Credit Parties, after the Administrative Agent or any Security Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent or any such Security Agent.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Required Lenders” shall mean, at any date, Lenders having or holding a majority of the Total Commitment at such date or, if the Total Commitment has been terminated, Lenders having a majority of the Total Credit Exposure at such date.

“Required Supermajority Lenders” shall mean, at any date, Lenders having Commitments representing at least 75% of the Total Commitment at such date or, if the Total Commitment has terminated, having at least 75% of the Total Credit Exposure at such date.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserves” shall mean any and all reserves (other than Account Reserves and Inventory Reserves) which the Security Agents deem necessary, in their Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Obligations, reserves for rent at locations leased by any Credit Party and for consignee’s, warehousemen’s and bailee’s charges (unless a Collateral Access Agreement shall be in effect with respect to the subject property), reserves for Secured Hedge Agreements (but in the case of such Secured Hedge Agreements, only with the consent of the Borrower), reserves for contingent liabilities of any Credit Party, reserves for uninsured losses of any Credit Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments and other governmental charges) with respect to the Collateral or any Credit Party.  The Security Agents may, from time to time, in their Permitted Discretion, adjust Reserves upon not less than one Business Day’s prior written notice to the Borrower.

“Restricted Domestic Subsidiary” shall mean each Restricted Subsidiary that is also a Domestic Subsidiary.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Payment” shall mean (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests of Parent, Holdings or the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in Parent, Holdings or the Borrower or any option, warrant or other right to acquire any such equity interests in Parent, Holdings or the Borrower (including the Initial PIK Convertible Notes and any Permitted Additional PIK Convertible Notes) and any payment under any cash-settled incentive awards payable to employees or directors of Parent or any of its Subsidiaries with reference to any such equity interest, warrant or right to acquire, other than (i) dividends, distributions, payments or purchases made with common stock of Parent or warrants or options to purchase such common stock or made with common stock upon the conversion or exercise of any options, warrants or rights (including upon conversion of any Initial PIK Convertible Notes or Permitted Additional PIK Convertible Notes) or (ii) the receipt of replacement rights (excluding payments except as provided above) under any replacement incentive award program, and (b) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary (which shall be deemed to be a Restricted Payment in an amount equal to the sum of (i) the net worth of such designated Subsidiary immediately prior to such designation (such net worth to be calculated without regard to any guarantee provided by such designated Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated Subsidiary to the Borrower or any Restricted Subsidiary immediately prior to such designation), all calculated, except as set forth in the parenthetical to clause (b), on a consolidated basis in accordance with GAAP.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Loans” shall have the meaning provided in Section 2.1(a).

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 2.15 Additional Amendment” shall have the meaning provided in Section 2.15(e)(iii).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower or any of its Restricted Subsidiaries and any Hedge Bank.

“Secured Notes” shall mean the Borrower’s Senior Secured Notes due 2016 in an aggregate principal amount outstanding on the Amendment Effective Date.

“Secured Note Documents” shall mean the Secured Notes and the guarantee, collateral and security documents (and intercreditor agreements) entered into in connection therewith.

“Secured Note Indenture” shall mean the Indenture, dated May 29, 2009, among the Borrower, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which the Secured Notes were issued, as the same may be amended, supplemented or otherwise modified from time to time.

“Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.

“Security Agents” shall mean the Collateral Agent and any Co-Collateral Agent.

“Security Agreement” shall mean the Security Agreement, dated as of May 29, 2009, entered into by the Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Pledge Agreement, (c) the Security Agreement, (d) the Mortgages and (e) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.15 or pursuant to any of the Security Documents to secure any of the Obligations.

“Signing Date” shall mean the date of execution and delivery of the Credit Agreement by each of the parties listed on the signature pages hereto, which date was May 13, 2009.

“Solvent” shall mean, with respect to the Borrower, that as of the Amendment Effective Date, both (i) (a) the sum of the Borrower’s debts (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s present assets; (b) the Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Amendment Effective Date; and (c) the Borrower has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Borrower is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Secured Hedge Agreement” shall mean any Secured Hedge Agreement with respect to which, with the consent of the Borrower at the time such Reserve is established, the Security Agents maintain a Reserve.

“Specified Subsidiary” shall mean, at any date of determination, (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered (when taken together with all other Unrestricted Subsidiaries as to which a specified condition applies) were equal to or greater than 15% of the consolidated total assets of the Borrower and the Subsidiaries at such date or (ii) whose gross revenues for such Test Period (when taken together with all other Unrestricted Subsidiaries as to which a specified condition applies) were equal to or greater than 15% of the consolidated gross revenues of the Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP.

“Stated Amount” of any Letter of Credit shall mean, at any time, the Dollar Equivalent of the maximum amount available to be drawn thereunder at such time, determined without regard to whether any conditions to drawing could then be met.

“Statutory Reserve Rate” shall mean for any day as applied to any Eurodollar Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Note Indenture” shall mean the Indenture dated as of April 6, 2004, among the Borrower, the guarantors party thereto and the Bank of New York, as trustee, pursuant to which the Subordinated Notes were issued, as the same may be amended, supplemented or otherwise modified from time to time.

“Subordinated Notes” shall mean the Borrower’s 8.25% Subordinated Notes due 2014 outstanding as of the Amendment Effective Date.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary (other than any Excluded Subsidiary) party to the Guarantee as of the Amendment Effective Date and (b) each Restricted Domestic Subsidiary that becomes a party to the Guarantee after the Amendment Effective Date pursuant to Section 9.11.

“Swingline Commitment” shall mean $25,000,000.

“Swingline Exposure” shall mean, with respect, to any Lender at any time, such Lender’s Applicable Percentage of the outstanding Swingline Loans at such time.

“Swingline Lender” shall mean JPMCB in its capacity as lender of Swingline Loans hereunder.

“Swingline Loans” shall have the meaning provided in Section 2.1(b).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Maturity Date.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Test Period” shall mean, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

“Total Commitment” shall mean the sum of the Commitments of all Lenders.

“Total Credit Exposure” shall mean, at any date, the sum of the Credit Exposures of all Lenders.

“Transaction Expenses” shall mean any premiums, fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions.

“Transactions” shall mean the negotiation, execution and delivery of this Agreement.

“Transferee” shall have the meaning provided in Section 14.6(e).

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined based on the in accordance with Statement of Financial Accounting Standard No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Amendment Effective Date (other than a Subsidiary that becomes or is required to become a Credit Party hereunder), provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary (other than a Restricted Subsidiary that is or becomes a Credit Party) subsequently re-designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, provided that no Default would result from such re-designation and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of any written re-designation by the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default would result from such re-designation.  On or promptly after the date of its formation, acquisition or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“U.S. Lender” shall have the meaning provided in Section 5.4(e).

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s capital stock having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weekly Reporting Period” shall mean any consecutive five Business Day period during which Availability is less than the greater of (x) 12.5% of the Borrowing Base and (y) $10,000,000.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

(b)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.2.         Exchange Rates.  For purposes of determining compliance under Section  10.4, 10.5 or 10.6  with respect to any amount in a foreign currency, such amount shall be deemed to equal the Dollar equivalent thereof based on the average exchange rate for such foreign currency for the most recent twelve-month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the related period.  For purposes of determining compliance with Sections 10.1 and 10.2, with respect to any amount of Indebtedness in a foreign currency, compliance will be determined at the time of incurrence thereof using the Dollar equivalent thereof at the exchange rate in effect for such currency at the time of such incurrence.

SECTION 2.                   Amount and Terms of Credit

2.1.         Commitments.

(a)           (i)  Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans denominated in Dollars (each a “Revolving Credit Loan”) to the Borrower which Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Amendment Effective Date and prior to the Maturity Date, (B) may, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans, provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender, result in such Lender’s Credit Exposure at such time exceeding such Lender’s Commitment at such time and (E) shall not result in the Total Credit Exposure exceeding the Line Cap at such time.

(ii)           Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.5 shall apply).

(b)           Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Amendment Effective Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(c), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not result at any time in the Total Credit Exposure at such time exceeding the Line Cap at such time and (v) may be repaid and reborrowed in accordance with the provisions hereof.  On the Swingline Maturity Date, each outstanding Swingline Loan shall be repaid in full.  The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower or any Lender stating that a Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default in accordance with the provisions of Section 14.1.

(c)                                  On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans (and, if any Swingline Loan is outstanding on the seventh calendar day following the date of Borrowing of such Swingline Loan, then on the first Business Day following such seventh calendar day, the Swingline Lender shall be required to give such notice), in which case Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders with Commitments pro rata based on each Lender’s Applicable Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Commitment or Availability after any such Swingline Loans were made.  In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their Applicable Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing the same from and after such date of purchase.

(d)                                 Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its reasonable discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Credit Parties pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 14.5) and other sums payable under the Credit Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed the lesser of (x) $7,500,000 and (y) 7.5% of the Total Commitment; provided further that the aggregate amount of outstanding Protective Advances plus the aggregate amount of the other Total Credit Exposure shall not exceed the Total Commitment.  Protective Advances may be made even if the conditions precedent set forth in Section 7 have not been satisfied.  The Protective Advances shall be secured by the Security Documents and shall constitute Obligations hereunder and under the other Credit Documents.  All Protective Advances shall be ABR Loans.  The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  At any time that there is sufficient Availability and the conditions precedent set forth in Section 7 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance.  At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.1(e).

(e)                                  Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage.  On any Business Day, the Administrative Agent may, in its sole discretion, give notice to the Lenders that the Lenders are required to fund their risk participations in Protective Advances (and, if any Protective Advance is outstanding on the thirtieth calendar day following the date of Borrowing of such Protective Advance, then on the first Business Day following such thirtieth calendar day, the Administrative Agent shall give such notice) in which case each Lender shall fund its participation on the date specified in such notice. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

2.2.                            Minimum Amount of Each Borrowing; Maximum Number of Borrowings.  Each Borrowing of Revolving Credit Loans shall be in a minimum amount of $2,000,000 and in an integral multiple of $1,000,000 and Swingline Loans shall be in a multiple of $100,000 (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(c) and Revolving Credit Loans made to refinance Protective Advances pursuant to Section 2.1(e)).  More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 10 Borrowings of Eurodollar Loans under this Agreement.

2.3.                            Notice of Borrowing.

(a)                                 Whenever the Borrower desires to incur Revolving Credit Loans hereunder (other than Mandatory Borrowings, Borrowings to repay Unpaid Drawings or Borrowings to repay Protective Advances), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans, and (ii) prior to 12:00 Noon (New York time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans (each such notice, a “Notice of Borrowing”).  Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Applicable Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(b)                                 Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 2:30 p.m. (New York time) on the date of such Borrowing.  Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day).  The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(c)                                  Mandatory Borrowings shall be made upon the notice specified in Section 2.1(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(d)                                 Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(e)                                  Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4.                            Disbursement of Funds.

(a)                                 No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings) of Revolving Credit Loans, each Lender will make available its Applicable Percentage, if any, of each Borrowing of Revolving Credit Loans requested to be made on such date in the manner provided below.  No later than 3:00 p.m. (New York time) on the date specified in each Notice of Borrowing relating to Swingline Loans, the Swingline Lender shall make available to the Borrower its Swingline Loan to be made on such date.

(b)                                 Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in Dollars in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings and Protective Advances) make available to the Borrower, by depositing to the Borrower’s account at the Administrative Agent’s Office the aggregate of the amounts so made available in Dollars.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available the same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) if paid by the Borrower, the then-applicable rate of interest for ABR Loans.

(c)                                  Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5.                            Repayment of Loans; Evidence of Debt.

(a)                                 The Borrower shall repay to the Administrative Agent in Dollars, for the benefit of the Lenders, on the Maturity Date, the then-unpaid Revolving Credit Loans (other than any Extended Loans).  Upon the relevant maturity date for any Extension Series of Extended Commitments, the Borrower shall repay to the Administrative Agent in Dollars, for the benefit of the relevant Lenders, the then-unpaid Extended Loans of such Extension Series.  The Borrower shall repay to the Administrative Agent in Dollars, for the account of the Swingline Lender, on the Swingline Maturity Date, the then-unpaid Swingline Loans.  The Borrower shall repay to the Administrative Agent the then-unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent.

(b)                                 On each Business Day during any Cash Dominion Period, the Administrative Agent shall apply all funds credited to the Collection Account the previous Business Day (whether or not immediately available) first to prepay any Protective Advances that may be outstanding, second to prepay any Swingline Loans outstanding, third to prepay any Revolving Credit Loans and fourth to cash collateralize outstanding Letter of Credit Exposure at one hundred five percent (105%).

(c)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d)                                 The Administrative Agent shall maintain the Register pursuant to Section 14.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Revolving Credit Loan, a Swingline Loan or a Protective Advance, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender, the Swingline Lender or the Administrative Agent hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(e)                                  The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement.

2.6.                            Conversions and Continuations.

(a)                                 The Borrower shall have the option on any Business Day to convert all or a portion equal to at least $2,000,000 of the outstanding principal amount of Revolving Credit Loans made to the Borrower from one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period, provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than $2,000,000, (ii) ABR Loans may not be converted into Eurodollar Loans if a Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar

Loans may not be continued as Eurodollar Loans for an additional Interest Period if a Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) no conversion or continuation of Eurodollar Loans may be made on a day other than the last day of the Interest Period applicable thereto and (v) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2.  Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 noon (New York time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Revolving Credit Loans to be so converted or continued, the Type of Revolving Credit Loans to be converted or continued into and, if such Revolving Credit Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Revolving Credit Loans.

(b)                                 If any Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.  If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of Eurodollar Loans into a Borrowing of ABR Loans effective as of the expiration date of such current Interest Period.

2.7.                            Pro rata Borrowings.  Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their Applicable Percentages.  It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8.                            Interest.

(a)                                 The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the ABR Margin plus the ABR in effect from time to time.

(b)                                 The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Eurodollar Margin in effect from time to time plus the relevant Eurodollar Rate.

(c)                                  If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or Fee shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest or Fee, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan that is a Revolving Credit Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)                                   The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrower and the relevant Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9.                            Interest Periods.  At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a three, six or, if agreed to by each Lender, a nine or twelve month period or any shorter period.  Notwithstanding anything to the contrary contained above:

(i)                                     the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)                                  if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)                               if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day that is after the last Business Day in such month, such Interest Period shall expire on the next preceding Business Day; and

(iv)                              the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the Maturity Date.

2.10.                     Increased Costs, Illegality, etc.

(a)                                 In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)                                     on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Eurodollar Loan Borrowing are not generally available in the relevant market, (y) by reason of any changes arising on or after the Amendment Effective Date affecting the interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate or (z) the Administrative Agent is advised in writing by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(ii)                                  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any such increase or reduction attributable to Taxes) because of (x) any change since the Signing Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank eurodollar market or the position of such Lender in such market; or

(iii)                               at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)                                 At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three

Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)                                  If, after the Signing Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Related Party’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Related Party could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Signing Date.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower (on its own behalf) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11.                     Compensation.  If (a) any payment of principal of any Eurodollar Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1 or 5.2 or a required assignment pursuant to Section 14.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.

2.12.                     Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13.                     Notice of Certain Costs.  Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 180th day prior to the giving of such notice to the Borrower.

2.14.                     Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 fees shall cease to accrue on the Available Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b)                                 the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 14.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than each other applicable Lender shall require the consent of such Defaulting Lender;

(c)                                  if any Swingline Loan or Letters of Credit Outstanding exists at the time a Lender becomes a Defaulting Lender then:

(i)                                     all or any part of such Swingline Loan and Letters of Credit Outstanding shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure and Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 7 are satisfied at such time;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 5.2(a) for so long as such Letter of Credit Exposure is outstanding;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.14(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(iv)                              to the extent the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.14(c), then the fees payable to the Lenders pursuant to Section 4.1(a) and Section 4.1(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;

(v)                                 to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.14(c), then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Lender hereunder, all fees that would have otherwise been payable to such Defaulting Lender under Section 4.1(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Letter of Credit Issuer until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized and/or reallocated;

(vi)                              so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Letter of Credit Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.14(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.14(c)(i) (and Defaulting Lenders shall not participate therein); and

(vii)                           any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 14.8(b) but excluding Section 14.7) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer or Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by a Letter of Credit Issuer or Swingline Lender, to be held in such account as cash collateral for future funding obligations of the Defaulting Lender of any participating interest in any Swingline Loan or Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Revolving Credit Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders, in respect of obligations under this Agreement, a Letter of Credit Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Letter of Credit Issuer or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Revolving Credit Loans or drawings in respect of Letter of Credits for which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 7 are satisfied, such payment shall be applied solely to prepay the Revolving Credit Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepay ment of any Revolving Credit Loans, or reimbursement obligations owed to, any Defaulting Lender; and

(d)           in the event that the Administrative Agent, the Borrower, the Letter of Credit Issuer and the Swingline Lender each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall cease to be a Defaulting Lender, and the Swingline Exposure and Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

2.15.       Incremental Facilities.

(a)           The Borrower may by written notice to the Administrative Agent elect to request, prior to the Maturity Date, an increase to the existing Commitments (any such increase, the “New Commitments”) by an amount not in excess of the Maximum Incremental Facilities Amount in the aggregate and not less than $10,000,000 individually (or such lesser amount which shall be approved by Administrative Agent), and integral multiples of $5,000,000 in excess of that amount.  Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an eligible assignee pursuant to Section 14.6(b) (each, a “New Lender”) to whom the Borrower proposes any portion of such New Commitments be allocated and the amounts of such allocations; provided that the Borrower shall first approach the Lenders to provide all of the New Commitments in accordance with their Applicable Percentages (excluding for this purpose the Commitment of any Lender that declines to provide any portion of the New Commitments) prior to approaching any other Person that is an eligible assignee pursuant to Section 14.6(b) (and no such Person shall be offered to provide the New Commitments on terms (including with respect to upfront fees and other economic terms) that are more favorable to such Person than the terms offered to the existing Lenders) and no Lender shall provide a New Commitment unless the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer shall have consented thereto; provided further that any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment.  Such New Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments; (2) the New Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Lender providing the New Commitment and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e); (3) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Commitments; and (4) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.

(b)           On any Increased Amount Date, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders with Commitments shall assign to each of the New Lenders, and each of the New Lenders shall purchase from each of the Lenders with Commitments, at the principal amount thereof (together with accrued interest), such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Lenders with Revolving Credit Loans and New Lenders ratably in accordance with their respective Commitments after giving effect to the addition of such New Commitments to the Commitments, (ii) each New Commitment shall be deemed for all purposes a Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (iii) each New Lender shall become a Lender with respect to the New Commitment and all matters relating thereto.

(c)           The Administrative Agent shall notify the Security Agents and Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Commitments and the New Lenders and (z) the respective interests in such Lender’s Revolving Credit Loans, in each case subject to the assignments contemplated by this Section.

(d)           Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement (including with respect to the interest rates and fees payable with respect to the New Commitment only) and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.15.

(e)           (i)  The Borrower may at any time and from time to time request that all or a portion of the Commitments existing at the time of such request (each, an “Existing Commitment”) (and Loans related thereto (“Existing Loans”)) of any Class (an “Existing Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Loans (any such Loans which have been so converted, “Extended Loans” and any such Commitments so converted, “Extended Commitments”) and to provide for other terms consistent with this Section 2.15(e).  In order to establish any Extended Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Class) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established, which shall be identical to the Commitments of the Existing Class from which they are to be converted except (x) the scheduled final maturity date shall be extended and (y) (A) the interest margins with respect to the Extended Loans may be higher or lower than the interest margins for the Loans of such Existing Class and/or (B) additional fees may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment.  No Lender shall have any obligation to agree to have any of its Commitments of any Existing Class converted into Extended Commitments pursuant to any Extension Request.  Any Extended Commitments of any Extension Series shall constitute a separate Class of Commitments from the Existing Class from which they were converted.

(ii)           The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the applicable Existing Class or Existing Classes are requested to respond.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Commitments of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitments of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Loans; provided that if any Lenders of an Existing Class fail to respond, such Lenders will be deemed to have declined to extend their Commitments.  In the event that the aggregate amount of Commitments of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Commitments included in each such Extension Election.

(iii)          Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.15(e)(iii) and notwithstanding anything to the contrary set forth in

Section 14.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders.  No Extension Amendment shall provide for any tranche of Extended Commitments in an aggregate principal amount that is less than $25,000,000.  Notwithstanding anything to the contrary in this Section 2.15(e) and without limiting the generality or applicability of Section 14.1 to any Section 2.15 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.15 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.15 Additional Amendments are within the requirements of Section 2.15(e)(i) and do not become effective prior to the time that such Section 2.15 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Loans provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.15 Additional Amendments to become effective in accordance with Section 14.1.

SECTION 3.                   Letters of Credit

3.1.         Letters of Credit.

(a)           All Letters of Credit outstanding under the Existing Credit Agreement shall be deemed to be Letters of Credit hereunder issued on the Amendment Effective Date. Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Amendment Effective Date and prior to the L/C Maturity Date, (i) the Borrower, may request that the Letter of Credit Issuer issue for the account of the Borrower a Letter of Credit or Letters of Credit in Dollars or Canadian Dollars in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion.

(b)           Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued, amended (to increase the Stated Amount thereof), extended or renewed if, after giving effect to such issuance, amendment, extension or renewal, the Total Credit Exposure would exceed the Line Cap then in effect; (iii) no Letter of Credit denominated in Canadian Dollars shall be issued the Stated Amount of which when added to the Stated Amount of all other Letters of Credit denominated in Canadian Dollars would exceed the Canadian Letter of Credit Sublimit; (iv) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer, provided that in no event shall such expiration date occur later than the L/C Maturity Date; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from the Borrower or any Lender stating that a Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default in accordance with the provisions of Section 14.1.

(c)           Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part, provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

3.2.         Letter of Credit Requests.

(a)           Whenever the Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof.  Each notice shall be executed by the Borrower and shall be in a form reasonably acceptable to the Letter of Credit Issuer and the Administrative Agent (each a “Letter of Credit Request”).  The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.

(b)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3.         Letter of Credit Participations.

(a)           Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Commitment (each such other Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Applicable Percentage of such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees).

(b)           In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c)           In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Applicable Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Applicable Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.  If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Applicable Percentage of the amount of such payment on such Business Day in immediately available funds.  If and to the extent such L/C Participant shall not have so made its Applicable Percentage of the amount of such payment available to the Administrative Agent, for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent, for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent, for the account of the Letter of Credit Issuer at a rate equal to the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  The failure of any L/C Participant to make available to the Administrative Agent, for the account of the Letter of Credit Issuer its Applicable Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent, for the account of the Letter of Credit Issuer its Applicable Percentage of any payment under such Letter of Credit on the date required, as specified above, but, except as provided Section 2.14, no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Applicable Percentage of any such payment.

(d)           Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Applicable Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

(e)           The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Applicable Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.4.         Agreement to Repay Letter of Credit Drawings.

(a)           The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment in Dollars to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (the Dollar Equivalent of each such amount so paid until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the ABR Margin plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 10:00 a.m. (New York time) on the date of such drawing that the Borrower intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower be shall be deemed to have given a Notice of Borrowing requesting that the Lenders with Commitments make Revolving Credit Loans (which shall be ABR Loans) on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) the Administrative Agent shall promptly notify each relevant L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and, subject to the conditions set forth in Section 2.1(a), each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in the manner deemed to have been requested in the amount of its Applicable Percentage of the applicable Unpaid Drawing by 12:00 noon (New York time) on such Business Day by making the amount of such Revolving Credit Loan available to the Administrative Agent.  Such Revolving Credit Loans shall be made without regard to the minimum Borrowing amount for ABR Loans set forth in Section 2.2.  The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.

(b)           The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.5.         Increased Costs.  If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of

Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be, (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof.  A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or a L/C Participant, as the case may be, (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent) setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6.         Successor Letter of Credit Issuer.  A Letter of Credit Issuer may resign as Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower.  If the Letter of Credit Issuer shall resign as Letter of Credit Issuer under this Agreement, then the Borrower shall appoint from among the Lenders (with the consent of such Lender) with Commitments a successor issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the Letter of Credit Issuer, and the term “Letter of Credit Issuer” shall mean such successor issuer effective upon such appointment (except with respect to Letters of Credit issued by the resigning Letter of Credit Issuer).  After the resignation of the Letter of Credit Issuer hereunder, the resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.  After any retiring Letter of Credit Issuer’s resignation as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

SECTION 4.                   Fees; Commitments

4.1.         Fees.

(a)           The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender having a Commitment (in each case pro rata according to the respective Applicable Percentages of all such Lenders), a commitment fee for each day from and including the Amendment Effective Date to but excluding the Maturity Date.  Such commitment fee shall be payable in arrears (i) on the first day of each January, April, July and October (for the three-month period (or portion thereof) ended on the preceding day for which no payment has been received) and (ii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitments in effect on such day.

(b)           The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Applicable Percentages, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Eurodollar Margin for Revolving Credit Loans on the average daily Stated Amount of such Letter of Credit.  Such Letter of Credit Fees shall be due and payable quarterly in arrears on the first day of each April, July, October and January and on the date upon which the Total Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(c)           The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit, computed at the rate for each day equal to 0.25% per annum on the average daily Stated Amount of such Letter of Credit.  Such Fronting Fees shall be due and payable quarterly in arrears on the first day of each April, July, October and January and on the date upon which the Total Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(d)           The Borrower agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such Letter of Credit Issuer’s customary fees for issuances of, drawings under or amendments of, letters of credit issued by it.

4.2.         Voluntary Reduction of Commitments.  Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Commitment of each of the Lenders in accordance with their Applicable Percentages, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, (i) the Total Credit Exposure shall not exceed the Line Cap.

4.3.         Mandatory Termination of Commitments.

(a)           The Total Commitment shall terminate at 5:00 p.m. (New York time) on the Maturity Date.

(b)           The Swingline Commitment shall terminate at 5:00 p.m. (New York time) on the Swingline Maturity Date.

SECTION 5.                   Payments

5.1.         Voluntary Prepayments.  The Borrower shall have the right to prepay Revolving Credit Loans and Swingline Loans in whole or in part from time to time on the following terms and conditions (such prepayments to be applied to the Class or Classes as the Borrower may specify and applied within each Class in such order as the Borrower may specify):  (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) in the case of Revolving Credit Loans, 10:00 a.m. (New York time) one

Business Day prior to, or (ii) in the case of Swingline Loans or Protective Advances, 10:00 a.m. (New York time) on, the date of such prepayment and, in the case of a prepayment of Revolving Credit Loans or Swingline Loans shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Revolving Credit Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000 and each partial prepayment of Swingline Loans or Protective Advances shall be in a multiple of $100,000 and in an aggregate principal amount of at least $100,000, provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than $2,000,000; and (c) any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.  Notwithstanding the foregoing, the Borrower shall not be permitted to prepay any Revolving Credit Loans or Swingline Loans under this Agreement, in whole or in part, if at such time, any Protective Advances are outstanding.

5.2.         Mandatory Prepayments.

(a)           Mandatory Prepayments of Loans.   If on any date the Total Credit Exposure (excluding Protective Advances) exceeds the Line Cap, the Borrower shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the Total Credit Exposure (excluding Protective Advances) exceeds the Line Cap, the Borrower shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the Obligations of the Borrower hereunder (including one hundred five percent (105%) of Obligations in respect of Letters of Credit Outstanding) pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Security Agents.  Additionally, if on any date the Total Credit Exposure exceeds the Total Commitment for any reason, the Borrower shall forthwith reduce the Total Credit Exposure in the manner provided above except that all Protective Advances, if any, outstanding, shall be repaid prior to any Swingline Loans.

(b)           Application to Revolving Credit Loans.  With respect to each prepayment of Revolving Credit Loans required by Section 5.2(a), the Borrower may designate the Types and Classes of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (x) Eurodollar Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (y) if any prepayment by the Borrower of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding amount of the Revolving Credit Loans made pursuant to such Borrowing to an amount less than $2,000,000, such Borrowing shall immediately be converted into ABR Loans; and (z) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans of each Lender in accordance with their respective Applicable Percentages.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(c)           Interest Periods.  In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurodollar Loan other than on the last day of the Interest Period therefor so long as no Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount.

Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type.  Such deposit shall constitute cash collateral for the Obligations, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

5.3.         Payments Generally.

(a)           Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer, the Administrative Agent or the Swingline Lender, as the case may be, not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Administrative Agent’s Office, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)           Any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(c)           Subject to the terms of the Intercreditor Agreement, (x) any proceeds of the sale, transfer or other disposition of Collateral outside of the ordinary course of business received by the Administrative Agent after an Event of Default has occurred and is continuing or (y) any other proceeds of Collateral received by the Administrative Agent after an Event of Default specified in Section 11.5 or a termination of the Total Commitment or acceleration of the Obligations under this Agreement pursuant to Section 11 has occurred and is continuing shall in the case of either (x) or (y) be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Security Agents and the Letter of Credit Issuer from the Credit Parties (other than in connection with Secured Cash Management Agreements and Secured Hedge Agreements), second, to pay any fees or expense reimbursements then due to the Lenders from the Credit Parties (other than in connection with Secured Cash Management Agreements and Secured Hedge Agreements), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the remaining Loans, Unpaid Drawings and any Specified Secured Hedge Agreement, ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid Unpaid Drawings, to be held as cash collateral for such Obligations, eighth, to the payment of any amounts owing with respect to Secured Hedge Agreements, ninth, to payment of any amounts owing with respect to Secured Cash Management Agreements, and tenth, to the payment of any other Obligation due to the Administrative Agent or any Secured Party.

(d)           At the election of the Administrative Agent, all payments of principal, interest, Unpaid Drawings, Fees, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 14.5), and other sums payable under the Credit Documents that are not paid when due in accordance with the Credit Documents (after giving effect to any applicable grace period(s)), may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.3 or a deemed request as provided in this Section or may be deducted from any deposit account of the Credit Parties maintained with the Administrative Agent.  The Borrower hereby irrevocably authorizes solely to the extent a payment is not paid by a Credit Party by the time when required to be paid, (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and Fees as it becomes due hereunder or any other amount due under the Credit Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 14.5) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.3 and (ii) the Administrative Agent to charge any deposit account of any Credit Party maintained with the Administrative Agent for each payment of principal, interest and Fees as it becomes due hereunder or any other amount due under the Credit Documents; provided that in either case the Administrative Agent shall promptly notify the Borrower of any such Borrowing or charge.

(e)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Letter of Credit Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Letter of Credit Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Letter of Credit Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Letter of Credit Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.4.          Net Payments.

(a)           (i) Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable laws require any withholding agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as reasonably determined by such withholding agent.

(ii)   If any withholding agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding Taxes, from any payment, then (A) such withholding agent shall withhold or make such deductions as are reasonably determined by such withholding agent to be required by applicable law, (B) such withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b)           Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  If the Borrower determines in good faith that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the reasonable determination of the Administrative Agent or affected Lender, result in any unreimbursed costs, expenses or risks or be otherwise disadvantageous to it.

(d)           After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)           Each Lender shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.  Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) and (iii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided.

Without limiting the generality of the foregoing:

(i)    the Administrative Agent and any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the

Borrower and the Administrative Agent, as applicable, executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent, as applicable, as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Person is subject to backup withholding or information reporting requirements; and

(ii)   each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding Tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1)          executed originals of Internal Revenue Service Form W-8BEN (or any successor form thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2)           executed originals of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3)           in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit A-1, A-2, A-3 or A-4 (a “Non-Bank Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest payments are effectively connected income and (y) executed originals of Internal Revenue Service Form W-8BEN;

(4) where such Lender is a partnership (for U.S. federal income Tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Certificate of such beneficial owner(s) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Certificate(s) may be provided by the Non-U.S. Lender on behalf of the beneficial owner(s)); or

(5)          executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding Tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)          If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the

Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)          Notwithstanding anything to the contrary in this Section 5.4, no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(f)            If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section, the Administrative Agent or such Lender (as applicable) shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any related penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential).  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g)           For the avoidance of doubt, the term “Lender” shall include any Letter of Credit Issuer.

5.5.          Computations of Interest and Fees.

(a)           Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)           Fees and Letters of Credit Outstanding shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6.          Limit on Rate of Interest.

(a)           No Payment Shall Exceed Lawful Rate.  Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)           Payment at Highest Lawful Rate.  If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)           Adjustment if Any Payment Exceeds Lawful Rate.  If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, as follows:

(i)            firstly, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; and

(ii)           thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrower to the affected Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.  Any amount or rate of interest referred to in this Section 5.6(c) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding.

SECTION 6.                    Conditions Precedent to Amendment Effective Date

The occurrence of the Amendment Effective Date, and the agreement of each Lender to extensions of credit requested to be made by it hereunder, are subject to the satisfaction of the following conditions precedent:

6.1.          Credit Documents.  The Administrative Agent and Security Agents shall have received executed counterparts from each of the Credit Parties (other than Sealy Mattress Company of Puerto Rico, an Ohio corporation) to a reaffirmation agreement with respect to its obligations under each of the Credit Documents.

6.2.          Legal Opinions.  The Administrative Agent shall have received the executed legal opinions of (a) Simpson Thacher & Bartlett LLP, special New York counsel to the Borrower, in form reasonably acceptable to each Initial Lender, and (b) Kenneth L. Walker, Associate General Counsel to the Borrower, in form reasonably acceptable to each Initial Lender.  The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.3.          No Default.  After giving effect to the Borrowings on the Amendment Effective Date and the other transactions contemplated hereby, no Default shall have occurred and is continuing.

6.4.          Amendment Effective Date Certificates.  The Administrative Agent shall have received a certificate of each Credit Party (other than Sealy Mattress Company of Puerto Rico, an Ohio corporation), dated the Amendment Effective Date, in form reasonably acceptable to the Administrative

Agent, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 6.5 and 6.6 (if applicable).

6.5.          Corporate Proceedings of Each Credit Party.  The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the board of directors of each Credit Party, or a duly authorized committee thereof, authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder.

6.6.          Corporate Documents.  The Administrative Agent shall have received true and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Credit Party.

6.7.          Fees.  The Initial Lenders shall have received the fees in the amounts previously agreed in writing by the Administrative Agent and the Borrower to be received on the Amendment Effective Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Amendment Effective Date shall have been paid.

6.8.          Representations and Warranties.  On the Amendment Effective Date, the representations and warranties made by each of Holdings and the Borrower shall be true and correct in all material respects.

6.9.          Borrowing Base Certificate.  The Security Agents shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of a date preceding the Amendment Effective Date that is specified by the Security Agents.

6.10.        Lien Searches.  The Administrative Agent shall have received the results of a recent lien search report in such jurisdictions as may be reasonably requested by the Administrative Agent and such reports shall reflect no Liens other than Liens permitted by Section 10.2.

6.11.        Insurance.  The Administrative Agent shall have received evidence of insurance coverage in form, scope and substance evidencing compliance with the terms of Section 9.3 and the Security Agreement.

6.12.        Solvency.  The Administrative Agent shall have received a certificate as to the Solvency of the Borrower and its Subsidiaries on a consolidated basis from an Authorized Officer of the Borrower in form reasonably acceptable to the Administrative Agent.

6.13.        Flood Hazard Determination.  The Administrative Agent shall have received: (a) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Credit Party relating thereto); and (b) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 9.3(b) (including, without limitation, flood insurance policies) and the applicable provisions of the Security Documents, each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) shall name the Security Agents, on behalf of the Secured Parties, as additional insured, (iii) in the case of flood insurance, shall (a) identify the addresses of each property located in a special flood hazard area, (b) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (c) provide that the insurer will give the Collateral Agent 45 days written notice of cancellation or non-renewal and (iv) shall be otherwise in form and substance satisfactory to the Administrative Agent.

SECTION 7.                    Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings and Protective Advances) and the obligation of the Letter of Credit Issuer to issue, extend, renew or increase the amount of any Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

7.1.          No Default; Representations and Warranties.  At the time of each Credit Event and also after giving effect thereto (a) no Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2.          Notice of Borrowing; Letter of Credit Request.

(a)           Prior to the making of each Loan and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b)           Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

7.3.          Availability.  After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

SECTION 8.                    Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, Holdings and the Borrower make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1.          Corporate Status.  Holdings, the Borrower, each Credit Party and each Material Subsidiary (other than prior to the 15th day after the Amendment Effective Date, Sealy Mattress Company of Puerto Rico, an Ohio corporation) (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2.          Corporate Power and Authority.  Parent and each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Parent and each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of Parent or such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3.          No Violation.  Neither the execution, delivery or performance by Parent or any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of Parent, Holdings, the Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents and Liens securing the Secured Notes and the Initial PIK Convertible Notes) pursuant to, the terms of any material indenture (including the Subordinated Note Indenture, Secured Note Indenture and the PIK Convertible Note Indenture), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which Parent, Holdings, the Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, By-Laws or other constitutional documents of Parent, Holdings, the Borrower or any of the Restricted Subsidiaries.

8.4.          Litigation.  There are no actions, suits, investigations or proceedings (including Environmental Claims) pending or, to the knowledge of Holdings or the Borrower, threatened with respect to Holdings, the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5.          Margin Regulations.  Neither the making of any extension of credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6.          Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except any of the foregoing the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7.          Investment Company Act.  Neither Holdings nor the Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8.          True and Complete Disclosure.

(a)           None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by any of Holdings, the Borrower, any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent, the Collateral Agent and/or any Lender on or before the Amendment Effective Date (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b)           The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9.          Financial Condition; Financial Statements.  The (a) unaudited historical quarterly consolidated financial information of Parent filed with the SEC for the most recently ended fiscal quarter prior to the Amendment Effective Date (and the corresponding prior year period), and (b) the Historical Financial Statements, in each case present or will, when provided, present fairly in all material respects the combined financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby.  The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.  There has been no Material Adverse Effect since November 30, 2008.

8.10.        Tax Returns and Payments.  Each of Holdings, the Borrower and the Subsidiaries (a) has timely filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and (b) has paid all material Taxes and assessments payable by it that have become due, other than those not yet delinquent or those being contested in good faith by the appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  Each of Holdings, the Borrower and each of the Subsidiaries has paid, or, in the case of Taxes not yet due and payable or those being contested in good faith, has provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material federal, state, provincial and foreign Taxes applicable for all prior fiscal years and for the current fiscal year to the Amendment Effective Date.

8.11.        Compliance with ERISA.  Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of Holdings, the Borrower, any Subsidiary or any ERISA Affiliate; with respect to any Plan, no failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, has occurred (or is reasonably likely to occur); no determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) has occurred none of Holdings, the Borrower, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of Holdings, the Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of any of Holdings, the Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has Holdings, the Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of Holdings, the Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect.  No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect.  With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

8.12.        Subsidiaries.  On the Amendment Effective Date, Holdings does not have any Subsidiaries other than the Borrower and its Subsidiaries.  Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Amendment Effective Date.  Each Material Subsidiary as of the Amendment Effective Date has been so designated on Schedule 8.12.

8.13.        Labor Matters.  On the Amendment Effective Date, (a) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Credit Party after due inquiry, threatened between such Credit Party and its employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (b) hours worked by and payment made to employees of the Credit Parties, comply in all material respects with the Fair Labor Standards Act and each other federal, state, provincial, local or foreign law applicable to such matters.

8.14.        Patents, etc.  Holdings, the Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.15.        Environmental Laws.

(a)           Except as could not reasonably be expected to have a Material Adverse Effect: (i) each of Holdings, the Borrower and each of the Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which Holdings, the Borrower and each of the Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws); (ii) each of Holdings and the Borrower will comply and cause each of the Subsidiaries to comply with all such Environmental Laws (including all permits required under Environmental Laws); and (iii) none of Holdings, the Borrower and each of the Subsidiaries has become subject to any Environmental Claim or any other liability under any Environmental Law.

(b)           None of Holdings, the Borrower or any of the Subsidiaries has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

8.16.        Properties.  Each of Holdings, the Borrower and each of the Subsidiaries have good and marketable title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

8.17.                        Solvency.  On Amendment Effective Date, immediately after the consummation of the Transactions to occur on the Amendment Effective Date, the Borrower is Solvent.

SECTION 9.                                                             Affirmative Covenants

Each of Holdings and the Borrower hereby covenants and agrees that from the Amendment Effective Date and thereafter, until the Final Date:

9.1.                              Information Covenants.  Holdings or the Borrower will furnish to each Lender and the Administrative Agent:

(a)                                  Annual Financial Statements.  As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheet of (i) Parent, Holdings, the Borrower and the Restricted Subsidiaries and (ii) Parent, Holdings and its Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of Parent, Holdings, the Borrower or any of the Material Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of Parent, Holdings, the Borrower and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to Section 10.9 that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof.  The requirements of this Section 9.1(a) shall be satisfied by delivery of financial statements of Parent and its Subsidiaries which otherwise meet the requirements hereof and are accompanied by reconciliations for any difference between what is delivered hereunder and what would have been delivered by Holdings and its Subsidiaries pursuant to this Section 9.1(a).

(b)                                 Quarterly Financial Statements.  As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of Parent (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of (i) Parent, Holdings, the Borrower and the Restricted Subsidiaries and (ii) Parent, Holdings and its Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

(c)                                  Budgets.  Within 60 days after the commencement of each fiscal year of Parent, budgets of Parent, Holdings and the Borrower, collectively, in reasonable detail for the fiscal year (including for each fiscal quarter in such fiscal year) as are customarily prepared by management of Parent, Holdings and the Borrower for their internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budgets are based.

(d)                                 Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default exists or, if any Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) reasonably detailed calculations required to establish the Fixed Charge Coverage Ratio and, during any Minimum Availability Period, demonstrating compliance with the provisions of Section 10.9 as of the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Amendment Effective Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable Average Availability and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor.

(e)                                  Borrowing Base Certificate.  As soon as available, but in any event within 15 Business Days of the end of each calendar month (or, within five calendar days, or if the fifth calendar day is not a Business Day, the immediately preceding Business Day, of the end of each calendar week during any Weekly Reporting Period), a Borrowing Base Certificate in form reasonably satisfactory to each Initial Lender, which calculates the Borrowing Base as of the last day of the fiscal month ended on or around the calendar month then ended (but in the case of any calendar week which is not the end of a fiscal month, based on Eligible Inventory as of the end of the most recent calendar month) and updated information thereto as required by such Borrowing Base Certificate, together with supporting information in connection therewith and any additional reports with respect to the Borrowing Base as the Security Agents may reasonably request.

(f)                                    Notice of Material Events.  Promptly after an Authorized Officer of any of Holdings, the Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default, which notice shall specify the nature thereof, the period of existence thereof and what action any of Holdings or the Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against any of Holdings, the Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, (iii) any Lien (other than Liens permitted by Section 10.02) or material claim made or asserted in writing against any material portion of the Collateral; (iv) any loss, damage or destruction to a material portion of the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance; and (v) any and all default notices received under or with respect to any leased location or public warehouse where Collateral with a cost in excess of $250,000 is located (which shall be delivered within two Business Days after receipt thereof).

(g)                                 Environmental Matters.  Holdings and the Borrower will promptly advise the Lenders in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i)                                     Any pending or threatened Environmental Claim against any of Holdings, the Borrower or any of the Subsidiaries or any Real Estate;

(ii)                                  Any condition or occurrence on any Real Estate that (x) results in noncompliance by any of Holdings, the Borrower or any of the Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any of Holdings, the Borrower or any of the Subsidiaries or any Real Estate;

(iii)                               Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)                              The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.  The term “Real Estate” shall mean land, buildings and improvements owned or leased by any of Holdings, the Borrower or any of the Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(h)                                 Other Information.  Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by any of Holdings, the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Holdings, the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of Holdings, the Borrower and/or any of the Subsidiaries (including the Subordinated Notes and the Secured Notes, in each case, whether publicly issued or not) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent or either Security Agent, each on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(i)                                     Pro Forma Adjustment Certificate.  Not later than the consummation of the acquisition or disposition by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment or not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition or disposition by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

9.2.                              Books, Records and Inspections.  Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agent, either Security Agent or the Required Lenders to visit and inspect any of the properties or assets of Holdings, the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books of account of Holdings, the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of Holdings, the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent, either Security Agent or the Required Lenders may desire.

9.3.                              Maintenance of Insurance.

(a)                                  Each of Holdings and the Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent or Collateral Agent, information presented in reasonable detail as to the insurance so carried.

(b)                                 If any portion of any Mortgaged Property is at any time located in an area identified by the Federal emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (not or as hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Security Agents.

9.4.                              Payment of Taxes.  Each of Holdings and the Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries, provided that neither Holdings, the Borrower nor any of the Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

9.5.                              Consolidated Corporate Franchises.  Each of Holdings and the Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6.                              Compliance with Statutes, Obligations, etc.  Each of Holdings and the Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7.                              ERISA.  Promptly after Holdings and the Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, Parent, Holdings or the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that Holdings, the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by Holdings, the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified Holdings, the Borrower, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that Holdings, the Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that Holdings, the Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8.                              Good Repair.  Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9.                              Transactions with Affiliates.  Each of Holdings and the Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates on terms that are substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary annual fees to KKR and/or its Affiliates for management, consulting and financial services rendered to Holdings, the Borrower and the Subsidiaries and customary investment banking fees paid to KKR and its Affiliates for services rendered to Holdings, the Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) customary fees paid to members of the board of directors of Holdings, the Borrower and the Subsidiaries, (c) transactions permitted by Section 10.6 and (d) the transactions pursuant to the Initial PIK Convertible Notes.

9.10.                        End of Fiscal Years; Fiscal Quarters.  Holdings and the Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on the Sunday closest to November 30 of each year (but in no event later than December 2) and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and Holdings and the Borrower’s past practice; provided, however, that Holdings and the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case Holdings and the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11.                        Additional Subsidiary Guarantors and Grantors.  Each of Holdings and the Borrower will cause any direct or indirect Restricted Domestic Subsidiary (other than an Excluded Subsidiary) (a) formed or otherwise purchased or acquired after the Amendment Effective Date (including pursuant to a Permitted Acquisition) or (b) which ceases to be an Excluded Subsidiary following the Amendment Effective Date, in each case to execute a supplement to each of the Guarantee and the Security Agreement, substantially in the form of Annex B or Annex 1, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a grantor under the Security Agreement.

9.12.                        Pledges of Additional Stock and Evidence of Indebtedness.

(a)                                  The Borrower will pledge, and, if applicable, will cause each Subsidiary Guarantor to pledge, to the Administrative Agent, for the benefit of the Secured Parties, (i) all the capital stock of each Restricted Domestic Subsidiary and each Restricted Foreign Subsidiary (but excluding any capital stock representing in excess of 65% of the issued and outstanding Voting Stock in any Foreign Subsidiary) held by any Credit Party, in each case, formed or otherwise purchased or acquired after the date hereof, in each case pursuant to the Pledge Agreement, (ii) all evidences of Indebtedness in excess of $5,000,000 received by any Credit Party in connection with any disposition of assets pursuant to Section 10.4(b), in each case pursuant to the Pledge Agreement, substantially in the form of Annex A thereto and (iii) any global promissory notes executed after the date hereof evidencing Indebtedness of any of Holdings, the Borrower and each Subsidiary that is owing to any Credit Party, in each case pursuant to the requirements of the Pledge Agreement (it being understood that the equity interests of Subsidiaries that are not Material Subsidiaries shall not be required to be delivered to the Administrative Agent).

(b)                                 [Reserved].

(c)                                  Holdings will pledge to the Administrative Agent, for the benefit of the Lenders, all capital stock of the Borrower acquired by it after the Amendment Effective Date.

(d)                                 Holdings and the Borrower agree that all Indebtedness in excess of $5,000,000 of any of Holdings, the Borrower and each Subsidiary that is owing to any Credit Party to the Pledge Agreement shall be evidenced by one or more global promissory notes.

9.13.                        Use of Proceeds.  The Letters of Credit and the proceeds of all Loans will be used (a) to pay fees and expenses in connection with the Transactions and (b) for working capital needs and general corporate purposes, including, without limitation, for acquisitions, Restricted Payments, Investments and payments with respect to Indebtedness, in each case, as permitted hereunder.

9.14.                        Changes in Business.  Holdings, the Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by Holdings, the Borrower and the Subsidiaries, taken as a whole, on the Amendment Effective Date and other business activities incidental or related to any of the foregoing.

9.15.                        Further Assurances.

(a)                                  Each of Holdings and the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent, the Security Agents or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, the Pledge Agreement or any Mortgage, all at the expense of Holdings, the Borrower and the Restricted Subsidiaries.

(b)                                 If any assets (including any real estate or improvements thereto or any interest therein) with a book value or fair market value in excess of $1,000,000 are acquired by any Credit Party after the Amendment Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof) that are of the nature secured by the Security Agreement or any Mortgage, as the case may be, the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties.  Any Mortgage delivered to the Administrative Agent in accordance with the preceding sentence shall be accompanied by (w) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid second Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (x) an opinion of local counsel to the Borrower (or in the event a Subsidiary of the Borrower is the mortgagor, to such Subsidiary) in form reasonably satisfactory to the Administrative Agent with respect to customary matters, (y) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Credit Party relating thereto in the event any such Mortgaged Property is located in a special flood hazard area) and (z) a copy of or a certificate as to coverage under the insurance policies required by Section 9.3 (including, without limitation, flood insurance policies) and the applicable provisions of the Security Documents.

9.16.                        Appraisals.  At any time that the Security Agents reasonably request, Holdings and the Borrower will provide the Security Agents with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Security Agents, and prepared on a basis satisfactory to the Security Agents, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, (a) only reasonable out-of-pocket costs of one such appraisals per calendar year shall be at the sole expense of the Credit Parties and (b) reasonable out-of-pocket costs of two such appraisals per calendar year shall be at the sole expense of the Credit Parties if Average Availability for any five consecutive calendar day period during such calendar year is less than the greater of (x) 20% of the Borrowing Base and (y) $15,000,000; provided further, however, if an Event of Default has occurred and is continuing there shall be no limitation as to the number and frequency of such appraisals during such calendar year at the sole expense of the Credit Parties.  For purposes of this Section 9.16, it is understood and agreed that a single appraisal may consist of examinations conducted at multiple relevant sites and involve one or more relevant Credit Parties and their assets.  All such appraisals shall be commenced upon reasonable notice to the Borrower and performed during normal business hours of the Borrower.

9.17.                        Field Examinations.  At any time that the Security Agents reasonably request, Holdings, the Borrower and the Subsidiaries will permit upon reasonable notice the Security Agents to conduct field examinations or updates thereof during normal business hours to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems; provided, however, (a) only reasonable costs of one such field examination per calendar year shall be at the sole expense of the Credit Parties and (b) reasonable costs of two such field examinations per calendar year shall be at the sole expense of the Credit Parties if Average Availability for any five consecutive calendar day period during such calendar year is less than the greater of (x) 20% of the Borrowing Base and (y) $15,000,000; provided further, however, if an Event of Default has occurred and is continuing during any calendar year there shall be no limitation as to the number and frequency of such field examinations during such calendar year at the sole expense of the Credit Parties.  For purposes of this Section 9.17, it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites and involve one or more relevant Credit Parties and their assets.

9.18.                        Asset Sales; Casualty and Condemnation.  The Borrower will furnish to the Administrative Agent (for delivery to the Lenders) prompt written notice of (i) any sale, transfer or other disposition of any material portion of the Accounts or Inventory outside the ordinary course of business or (ii) any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

9.19.                        Post-Closing Covenant.

(A)                              On or prior to the date that is ninety (90) days after the Amendment Effective Date (or such later date as shall be acceptable to the Administrative Agent in its sole discretion), the Borrower shall deliver, furnish and/or cause to be furnished:

(i)                               confirmation in form and substance reasonably acceptable to the Security Agents from local counsel in each jurisdiction in which any Mortgaged Property is located that no documents, instruments or other actions are required under applicable law for the continued validity, perfection and priority of the Liens granted to the Security Agents under the Mortgages encumbering such Mortgaged Property for the benefit of the Security Agents, after giving effect to the amendment and restatement as set forth in this Agreement; or

(ii)                       (a)                                  with respect to each Mortgage encumbering Mortgaged Property, an amendment to the existing Mortgage (the “Mortgage Amendment”) duly executed and acknowledged by the applicable Credit Party, and in form for recording in the recording office where such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Security Agents;

(b)                                 with respect to each Mortgage Amendment, a date down endorsement to the existing title insurance policy, which shall be in form and substance reasonably satisfactory to the Security Agents and reasonably assures the Security Agents as of the date of such endorsement that the Mortgage, as amended by the Mortgage Amendment, is a valid and enforceable second priority lien on such Mortgaged Property, in favor of the Security Agents for the benefit of the Secured Parties and is free and clear of all defects and encumbrances except those Liens permitted under such Mortgage;

(c)                                  a favorable opinion, addressed to the Security Agents, the Administrative Agent and the Secured Parties covering, among other things, the due authorization, execution, delivery and enforceability of the applicable Mortgage as amended by the Mortgage Amendment, and shall otherwise be in form and substance reasonably satisfactory to the Security Agents; and

(d)                                 such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the title insurance company to issue the endorsements contemplated above and evidence of payment by the Borrower of all search and examination charges escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Amendments referred to above.

(B)                                On or prior to the date that is fifteen (15) days after the Amendment Effective Date (or such later date as shall be acceptable to the Administrative Agent in its sole discretion), the Borrower shall deliver, furnish and/or cause to be furnished:

(i)                                     a certificate of the good standing of Sealy Mattress Company of Puerto Rico, an Ohio corporation, as of a recent date, from the Ohio Secretary of State or such similar Governmental Authority, in form and substance satisfactory to the Administrative Agent;

(ii)                                  executed legal opinions of (a) Simpson Thacher & Bartlett LLP, special New York counsel to the Borrower, and (b) Kenneth L. Walker, Associate General Counsel to the Borrower, in each case, opining on, among other things, the existence and good standing of Sealy Mattress Company of Puerto Rico, an Ohio corporation, and otherwise substantially in the form previously provided to the Initial Lenders on the Amendment Effective Date;

(iii)                               a certificate of Sealy Mattress Company of Puerto Rico, an Ohio corporation, in form reasonably acceptable to the Administrative Agent, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of Sealy Mattress Company of Puerto Rico, and attaching the documents referred to in Sections 6.5 and 6.6 (if applicable); and

(iv)                              a reaffirmation agreement with respect to Sealy Mattress Company of Puerto Rico’s obligations under each of the Credit Documents, executed by Sealy Mattress Company of Puerto Rico, an Ohio corporation.

SECTION 10.                                                       Negative Covenants

Each of Holdings and the Borrower hereby covenant and agree that on the Amendment Effective Date and thereafter until the Final Date:

10.1.                        Limitation on Indebtedness.

(A)                              The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness arising under the Credit Documents;

(b)                                 Indebtedness of (i) the Borrower to any Restricted Subsidiary of the Borrower, (ii) any Subsidiary Guarantor to the Borrower or any Restricted Subsidiary of the Borrower, (iii) any Restricted Subsidiary of the Borrower which is not a Subsidiary Guarantor to any other Restricted Subsidiary of the Borrower which is not a Subsidiary Guarantor and (iv) subject to compliance with the requirements of Section 10.5, the Borrower or any Subsidiary Guarantor to any Restricted Subsidiary of the Borrower which is not a Subsidiary Guarantor; provided, that, any Indebtedness of the Borrower or any Subsidiary Guarantor to any Restricted Subsidiary which is not a Subsidiary Guarantor shall be subordinated in right of payment to the Obligations following an Event of Default;

(c)                                  Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(d)                                 Guarantee Obligations incurred by (i) Restricted Subsidiaries which are not Subsidiary Guarantors in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement, (ii) the Borrower or Subsidiary Guarantors in respect of Indebtedness of the Borrower or Restricted Subsidiaries that are Subsidiary Guarantors that is permitted to be incurred under this Agreement (including where the Parent is the co-issuer of such Indebtedness, a guarantee of the obligations of Parent thereunder) and (iii) subject to compliance with the requirements of Section 10.5, the Borrower or Subsidiary Guarantors in respect of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors that is permitted to be incurred under this Agreement, provided that there shall be no Guarantee (a) by a Restricted Foreign Subsidiary of any Indebtedness of the Borrower or a Subsidiary Guarantor and (b) in respect of Indebtedness that is subordinated to the Obligations, unless such Guarantee is made by a Guarantor and such Guarantee is unsecured and subordinated to the Obligations to the same extent as the Indebtedness so Guaranteed;

(e)                                  Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(f)                                    (i)  Indebtedness (including Indebtedness arising under Capital Leases) (A) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred in respect of Capital Expenditures and (B) arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclause (ii) below, provided that the aggregate amount of Indebtedness incurred pursuant to this subclause (i) (when aggregated with the amount of refinancing Indebtedness in respect thereof outstanding pursuant to subclause (iii) below) shall not exceed $75,000,000 at any time outstanding, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) or (ii) above, provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

(g)                                 Indebtedness outstanding on the Amendment Effective Date (other than the Subordinated Notes) and listed on Schedule 10.1 and any refinancing, refunding, renewal or extension thereof, provided that (i) the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, except to the extent otherwise permitted hereunder and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed;

(h)                                 Indebtedness in respect of Hedge Agreements entered into in the ordinary course of business (and not for speculative purposes) in order to protect the Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices;

(i)            Indebtedness in respect of the Subordinated Notes and any Permitted Refinancing Indebtedness in respect thereof;

(j)            (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Amendment Effective Date as the result of an Investment permitted by Section 10.5, provided that (x) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such person that so becomes a Restricted Subsidiary)  and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtednesses are not changed in respect thereof in an aggregate principal amount outstanding pursuant to this clause (j) not to exceed $20,000,000 at any time;

(k)           (i) the Secured Notes, (ii) the Initial PIK Convertible Notes, (iii) Permitted Additional PIK Convertible Notes, (iv) Permitted Additional Indebtedness and (v) Permitted Refinancing Indebtedness in respect of Indebtedness set forth in subclauses (i) through (iv) of this clause (k);

(l)            Indebtedness of Restricted Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed $75,000,000 (which amount shall include the aggregate outstanding amount at any time of any Indebtedness of Restricted Foreign Subsidiaries existing at the Amendment Effective Date);

(m)          additional Indebtedness, provided that the aggregate amount of Indebtedness outstanding at any time pursuant to this clause (m) shall not exceed $100,000,000; and

(n)           (i) additional Indebtedness; provided that (v) the aggregate principal amount of all such additional Indebtedness issued or incurred pursuant to this clause (n)(i) shall not exceed the Maximum Incremental Facilities Amount, (w) the terms of such additional Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the Maturity Date in excess of 1% per annum (other than customary offers to purchase or prepayment requirements upon a change of control, from excess cash flow or asset sale or event of loss and customary acceleration rights after an event of default), (x) such additional Indebtedness is either unsecured or secured by a Lien ranking junior to the Lien on the ABL Priority Collateral securing the Obligations, (y) no Subsidiary of the Borrower other than a Subsidiary Guarantor is a guarantor or obligor with respect to such Indebtedness, and (z) if secured, the holders of such additional Indebtedness (or a trustee or agent authorized to act on behalf of such holders) shall have executed a supplement to the Intercreditor Agreement agreeing to be bound thereby and (ii) any Permitted Refinancing Indebtedness in respect of additional Indebtedness incurred pursuant to the foregoing clause (n)(i).

(B)           Neither Parent nor Holdings will create, incur, assume or suffer to exist any Indebtedness except (1) with respect to Parent, Qualified PIK Securities and Indebtedness representing deferred compensation to directors and employees of Parent, Holdings, the Borrower or any of the Restricted Subsidiaries incurred in the ordinary course of business or in connection with the Transactions and (2) guarantee obligations of Indebtedness permitted by clauses (a), (k) and (n) of Section 10.1(A), the Subordinated Notes and any Permitted Refinancing Indebtedness of the Subordinated Notes.

(C)           None of Parent, Holdings or the Borrower will, nor will they permit any Subsidiary to, issue any preferred stock or other preferred equity interests, other than, in the case of Parent, Qualified PIK Securities.

10.2.        Limitation on Liens.

(A)          The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)           Liens arising under the Credit Documents;

(b)           Permitted Liens;

(c)           Liens securing Indebtedness permitted pursuant to Section 10.1(A)(f), provided that such Liens attach at all times only to the assets so financed, and Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 10.1(A)(l);

(d)           Liens existing on the Amendment Effective Date and listed on Schedule 10.2;

(e)           (i) Liens securing Permitted Refinancing Indebtedness and (ii) the replacement, extension or renewal of any Lien permitted by clause (c), (d) or (f) of this Section 10.2(A) upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without any increase in the amount of Indebtedness secured thereby);

(f)            Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to an Investment permitted pursuant to Section 10.5 to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(A)(j), provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Investment and were not created in contemplation thereof;

(g)           additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed $50,000,000 at any time outstanding; and

(h)           Liens securing Indebtedness permitted by clauses (k) and (n) of Section 10.1(A) and Guarantee Obligations in respect thereof.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 10.2(A) may at any time attach to any Credit Party’s (1) Accounts, other than involuntary Permitted Liens and those permitted under clauses (a) or (h) above or (2) Inventory, other than those permitted under involuntary Permitted Liens and those permitted under clauses (a) or (h) above.

(B)           Neither Parent nor Holdings will create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect thereof, except (a) Liens of the nature set forth in the definition of the term “Permitted Liens”, (b) Liens created under the Pledge Agreement and (c) Liens on the

Collateral pledged pursuant to the Pledge Agreement securing Indebtedness permitted by Section 10.1(A)(k) and Guarantee Obligations in respect thereof.

10.3.        Limitation on Fundamental Changes.

(A)          Each of Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)           any Subsidiary of the Borrower or any other Person may be merged or consolidated with or into (i) Holdings, provided that (A) Holdings shall be the continuing or surviving corporation and (B) no Default would result from the consummation of such merger or consolidation or (ii) the Borrower, provided that (i) the Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States or any of the forty-eight (48) continental states thereof (such Person other than the Borrower being herein referred to as the “Successor Credit Party”), (ii) the Successor Credit Party shall expressly assume all of the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default would result from the consummation of such merger or consolidation; and (iv) the Borrower shall have delivered to the Administrative Agent and the Security Agents an Officer’s Certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Credit Party will succeed to, and be substituted for, the Borrower under this Agreement;

(b)           any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower, provided that (i) in the case of any merger or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Subsidiary Guarantors, a Subsidiary Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Subsidiary Guarantor), (A) shall be an entity organized or existing under the laws of the United States or any of the forty-eight (48) continental states thereof and (B) shall execute a supplement to the Guarantee Agreement, the Pledge Agreement and the Security Agreement and any applicable Mortgage, in form and substance reasonably satisfactory to the Security Agents in order to become a Subsidiary Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default would result from the consummation of such merger, amalgamation or consolidation and (iv) the Borrower shall have delivered to the Administrative Agent and the Security Agents an Officers’ Certificate stating that such merger, amalgamation or consolidation and such supplements to any Security Document comply with this Agreement;

(c)           any Restricted Subsidiary that is not a Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary;

(d)           any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor;

(e)           any Restricted Subsidiary may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued without being disposed of or transferred, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution; and

(f)            any merger, dissolution, liquidation, consolidation or disposition of a Restricted Subsidiary, the purpose of which is to effect (i) a disposition permitted by Section 10.4 (other than Section 10.4(d)) shall be permitted or (ii) any Investment permitted by Section 10.5 shall be permitted.

(B)           Holdings will not engage in any business or activity other than (a) the ownership of all the outstanding shares of capital stock of the Borrower, (b) maintaining its corporate existence (and consummating any merger or consolidation permitted by Section 10.3(A)(a)), (c) participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent and its Subsidiaries, (d) the performance of the Credit Documents to which it is a party, (e) making any Restricted Payment permitted by Section 10.6 or holding any cash received in connection with Restricted Payments made by the Borrower in accordance with Section 10.6 pending application thereof by Holdings in the manner contemplated by Section 10.6, (f) adopting or entering into employment or similar agreements with current or former employees, directors and independent contractors of Parent or any of its Subsidiaries and sponsoring or maintaining executive compensation and employee benefit plans, programs, arrangements and policies for the benefit of current and former directors and employees of Parent or any of its Subsidiaries and (g) activities incidental to the businesses or activities described in clauses (a) to (f) of this Section 10.3(B).  Holdings will not own or acquire any assets (other than shares of capital stock of the Borrower, cash and Permitted Investments) or incur any liabilities (other than Indebtedness permitted by Section 10.1(B) and liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

(C)           Parent will not engage in any business or activity other than (a) the ownership of all the outstanding shares of capital stock of Holdings, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and Borrower, (d) the performance of the Credit Documents to which it is a party and the PIK Convertible Note Indenture, (e) holding any cash received in connection with dividends made by Holdings in accordance with Section 10.6 pending application thereof by Parent in the manner contemplated by Section 10.6, (f) owning the assets set forth on Schedule 10.3(c), (g) activities related to Qualified PIK Securities and other permitted capital stock and (h) activities incidental to the businesses or activities described in clauses (a) to (g) of this Section 10.3(C) and Indebtedness and liabilities described in the next sentence.  Parent will not own or acquire any assets (other than shares of capital stock of Holdings, cash and Permitted Investments) or incur any liabilities (other than Indebtedness permitted by Section 10.1(B) or liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

10.4.        Limitation on Sale of Assets.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (ii) sell to any Person any shares owned by it of any Restricted Subsidiary’s capital stock, except that:

(a)           the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of used or surplus equipment, vehicles, inventory and other assets in the ordinary course of business;

(b)           the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets for fair market value, provided that (i) any consideration in excess of $5,000,000 received by the Borrower or any Guarantor in connection with such sales, transfers and other dispositions of assets pursuant to this clause (b) that is in the form of Indebtedness shall be pledged to the Administrative Agent pursuant to Section 9.12, (ii) the consideration received for any such sales, transfers and disposals shall consist of not less than 75% cash consideration; provided that for the purposes of this clause (ii) the following shall be deemed to be cash:  (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary assumed by the transferee with respect to the applicable sale, transfer or disposal, as to which the Borrower and all of the Restricted Subsidiaries shall have been released by all applicable creditors in writing, other than liabilities that are by their terms (1) subordinated to the payment in cash of the Obligations or (2) in the case of a sale by the Borrower or a Subsidiary Guarantor, not secured by the assets that are the subject of such sale, transfer or disposal, (B) any securities received by the Person making such sale, transfer or disposal from the transferee that are converted by such Person into cash (to the extent of the cash received) within 180 days following the closing of the applicable sale, transfer or disposal and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in such sale, transfer or disposal having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this sub-clause (C) that is at that time outstanding, not to exceed $50,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, (iii) after giving effect to any such sale, transfer or disposition, no Default shall have occurred and be continuing and (iv) if such sale transfer or disposition involves Accounts and Inventory of the Credit Parties outside of the ordinary course with an aggregate book value in excess of 10% of the Borrowing Base then in effect, the Borrower shall deliver a pro forma Borrowing Base Certificate updated in a manner reasonably satisfactory to the Administrative Agent to reflect such sale, transfer or disposition;

(c)           the Borrower and the Restricted Subsidiaries may make sales of assets to the Borrower or to any Restricted Subsidiary, provided that no sale of any assets by the Borrower or any Subsidiary Guarantor to any Restricted Subsidiary that is not a Subsidiary Guarantor shall be permitted pursuant to this clause (c);

(d)           (i) mergers, liquidations and transfers of all or substantially all assets permitted by Section 10.3, (ii) Investments permitted by Section 10.5 and (iii) Restricted Payments permitted by Section 10.6, in each case, shall be permitted;

(e)           the Borrower and the Restricted Subsidiaries may sell without recourse Accounts arising in the ordinary course of business in connection with the compromise, settlement, collection thereof or conversion of Accounts to notes receivable;

(f)            sales, transfers, assignments or other dispositions resulting from any casualty or condemnation of any assets of the Borrower or any of its Subsidiaries; and

(g)           the Borrower and the Restricted Subsidiaries may effect the unwinding of any Hedge Agreement.

10.5.        Limitation on Investments.  Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other investment (including pursuant to any Guarantee Obligation with respect to the obligations of another Person) (“Investments”) in, any Person, except:

(a)           extensions of trade credit and asset purchases in the ordinary course of business;

(b)           Permitted Investments;

(c)           loans and advances to officers, directors and employees of Parent or any of its Subsidiaries (i) to finance the purchase of capital stock of Parent (provided that the amount of such loans and advances used to acquire such capital stock shall be contributed by Parent to Holdings, which shall in turn contribute it to the Borrower in cash as common equity) and (ii) for additional purposes not contemplated by subclause (i) above in an aggregate principal amount at any time outstanding with respect to this clause (ii) not exceeding $10,000,000;

(d)           Investments existing on the date hereof and listed on Schedule 10.5 and any extensions, renewals or reinvestments with respect to any return therefrom (including through a repayment, return of capital, interest or dividends) (but without any increase in the amount thereof and in the case of any reinvestment, only if such reinvestment is made within 60 days after the date of receipt of any such returned amount);

(e)           Hedge Agreements permitted by Section 10.1(A)(h);

(f)            Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(g)           Investments to the extent that payment for such investments is made solely with capital stock of Parent;

(h)           Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4;

(i)            Investments (i) in the Borrower or any Subsidiary Guarantor, (ii) Investments by any Restricted Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor and (iii) Investments by the Borrower or any Subsidiary Guarantor in any Restricted Subsidiary that is not a Subsidiary Guarantor in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(j)            Permitted Acquisitions, provided that at the time such Permitted Acquisition is made and after giving effect thereto (i) no Default shall have occurred and be continuing after giving effect to such Permitted Acquisition, (ii) on a Pro Forma Basis, either (x) Average Availability for the period of thirty (30) consecutive days (or, if less, the number of days from and including the Amendment Effective Date to and including the date of determination) immediately preceding such Permitted Acquisition has been not less than $20,000,000 or (y) (1) the Fixed Charge Coverage Ratio for the most recently ended Test Period is at least 1.10 to 1.00 and (2) Average Availability for the period of thirty (30) consecutive days (or, if less, the number of days from and including the Amendment Effective Date to and including the date of determination) immediately preceding such Permitted Acquisition has been not less than the greater of (A) 17.5% of the Line Cap and (B) $15,000,000 on the date of such Permitted Acquisition;

(k)           other Investments, provided that, at the time each such Investment is made or otherwise acquired and after giving effect thereto (i) no Default shall have occurred and be continuing or would result therefrom, (ii) on a Pro Forma Basis, either (x) Average Availability for the period of thirty (30) consecutive days (or, if less, the number of days from and including the Amendment Effective Date to and including the date of determination) immediately preceding such Investment has been not less than $20,000,000 or (y) (1) the Fixed Charge Coverage Ratio for the most recently ended Test Period is at least 1.10 to 1.00 and (2) Average Availability for the period of thirty (30) consecutive days (or, if less, the number of days from and including the Amendment Effective Date to and including the date of determination) immediately preceding such Investment has been not less than the greater of (A) 17.5% of the Line Cap and (B) $15,000,000 on the date of such Investment;

(l)            other Investments in an amount not to exceed $25,000,000; and

(m)          Investments constituting Restricted Payments permitted by Section 10.6 and Guarantee Obligations permitted by Section 10.1(d)(ii).

10.6.        Limitation on Restricted Payments.  None of Holdings, the Borrower or any Restricted Subsidiary will make any Restricted Payment, provided that, (a) so long as no Default or Event of Default exists or would exist after giving effect thereto, Holdings or the Borrower may redeem in whole or in part any of its capital stock for another class of capital stock or rights to acquire its capital stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its capital stock (or pay dividends with such proceeds), provided that such other class of capital stock contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the capital stock redeemed thereby, (b) the Borrower and Holdings may declare and pay dividends and/or make distributions on its capital stock, as applicable the proceeds of which will be used by Parent or Holdings solely to pay (i) taxes of Parent, Holdings, the Borrower and the Subsidiaries as part of a consolidated tax filing group for U.S. federal, state or local tax purposes in an amount not to exceed the income tax liabilities that would have been payable by the Borrower and its Restricted Subsidiaries on a stand-alone basis, reduced by any such income taxes paid or to be paid directly by Borrower or its Restricted Subsidiaries, and (ii) franchise taxes, administrative and similar expenses related to Parent’s and Holdings’ existence and ownership of the Borrower, as applicable, provided that the amount of such dividends pursuant to this subclause (ii) does not exceed in any fiscal year the amount of such taxes and expenses payable for such fiscal year (it being understood that such expenses shall in no event exceed $1,000,000 in the aggregate per fiscal year), (c) Holdings, the Borrower and the Restricted Subsidiaries may make other Restricted Payments; provided that (A) both immediately before and immediately after giving effect to such Restricted Payment, no Event of Default shall have occurred and be continuing, (B) at the time any Restricted Payment is made on a Pro Forma Basis, either (x) Average Availability for the period of thirty (30) consecutive days (or, if less, the number of days from and including the Amendment Effective Date to and including the date of determination) immediately preceding such Restricted Payment has been not less than $20,000,000 or (y) (1) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered shall not be less than 1.10 to 1.00 and (2) Average Availability for the period of thirty (30) consecutive days (or, if less, the number of days from and including the Amendment Effective Date to and including the date of determination) immediately preceding such Restricted Payment has been not less than the greater of (i)  17.5% of the Line Cap and (ii) $15,000,000 and (C) any amount received by Holdings shall be promptly used by Holdings to make a Restricted Payment and (d) Holdings, the Borrower and its Restricted Subsidiaries may make Restricted Payments to repurchase or settle shares of capital stock of Parent (or options, warrants or stock appreciation rights with respect to such capital stock or any other equity-based award) in an aggregate amount not to exceed (x) $15,000,000 prior to the Final Date or (y) $5,000,000 in any twelve month period.

10.7.        Limitations on Debt Payments and Certain Amendments.

(a)           The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness for borrowed money, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness for borrowed money, except:

(A)          payments of Indebtedness created under the Credit Documents;

(B)           payments of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of any Indebtedness that is subordinated to the Obligations prohibited by the subordination provisions thereof;

(C)           refinancings, replacements and renewals of Indebtedness to the extent made with (or in exchange for) Permitted Refinancing Indebtedness (or, in the case of Indebtedness outstanding pursuant to clause (f), (g) or (j) of Section 10.1(A), with the proceeds of refinancing Indebtedness incurred pursuant to such clauses);

(D)          payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness on a first lien basis;

(E)           payments with respect to Indebtedness owed to the Borrower or any Subsidiary Guarantor;

(F)           payments by Restricted Subsidiaries that are not Subsidiary Guarantors with respect to Indebtedness of such Restricted Subsidiaries;

(G)           payments with respect to the Secured Notes and any Permitted Additional Indebtedness made solely from the proceeds of Notes Priority Collateral to the extent required thereby;

(H)          other payments with respect to Indebtedness; provided that (A) both immediately before and immediately after giving effect to such payment, no Event of Default shall have occurred and be continuing and (B) at the time any payment is made on a Pro Forma Basis, either (x) Average Availability for the period of thirty (30) consecutive days (or, if less, the number of days from and including the Amendment Effective Date to and including the date of determination) immediately preceding such payment has been not less than $20,000,000 or (y) (1) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered shall not be less than 1.10 to 1.00 and (2) Average Availability for the period of thirty (30) consecutive days (or, if less, the number of days from and including the Amendment Effective Date to and including the date of determination) immediately preceding such payment has been not less than the greater of (i) 17.5% of the Line Cap and (ii) $15,000,000;

(I)            payments with respect to Indebtedness made from the proceeds of a substantially concurrent contribution to the equity of the Borrower (other than proceeds from an Equity Cure); and

(J)            payments or distributions made with common stock of Parent or warrants or options to purchase such common stock (including upon conversion of any Indebtedness).

(b)           Holdings and the Borrower will not, and will not permit any Restricted Subsidiary, to amend, modify or waive any of its rights under any agreement governing or relating to the Subordinated Notes, the Initial PIK Convertible Notes, any Permitted Additional PIK Convertible Notes or any other Indebtedness which is subordinated to the Obligations to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.  The Borrower will not amend the terms of the Secured Notes or any Permitted Additional Indebtedness in a manner that would accelerate the date on which the Borrower is required to make any payment of principal or interest or any other amount thereon.

10.8.        Limitations on Sale Leasebacks.  Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

10.9.        Fixed Charge Coverage Ratio.  During any Minimum Availability Period, the Borrower will not permit the Fixed Charge Coverage Ratio for the most recently ended Test Period prior to the commencement of such Minimum Availability Period or for any Test Period ending during such Minimum Availability Period to be less than 1.0 to 1.0.

For purposes of determining compliance with this Section 10.9 only, any cash common equity contribution (an “Equity Cure”) to the Borrower by Holdings after the date on which financial statements are required to be delivered for a Test Period in accordance with Section 9.1 and on or prior to the day that is 10 days after such date, shall at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with this Section 10.9 for such Test Period and applicable subsequent Test Periods, provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Equity Cure is made and (b) the amount of any such Equity Cure shall be no greater than the amount required to cause the Borrower to be in compliance with this Section 10.9.

SECTION 11.                  Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1.        Payments.  The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2.        Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3.        Covenants.  Any Credit Party shall (a) (x) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(f)(i) or Section 10 or (y) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e), Section 9.16 and Section 9.17 of this Agreement or Section 4.5(b) of the Security Agreement and such default shall continue unremedied for a period of at least 5 Business Days after receipt of written notice by the Borrower from the Administrative Agent, the Security Agents or the Required Lenders or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4.        Default Under Other Agreements.  (a) Any of Holdings, the Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $20,000,000 in the aggregate, for Holdings, the Borrower and such Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due (or to cause Holdings, the Borrower or any of its Restricted Subsidiaries to purchase any such Indebtedness) prior to its stated maturity or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof; or

11.5.        Bankruptcy, etc.  Holdings, the Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy”, or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against any of Holdings, the Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against any of Holdings, the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code) receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of any of Holdings, the Borrower or any Specified Subsidiary; or any of Holdings, the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any of Holdings, the Borrower or any Specified Subsidiary; or there is commenced against any of Holdings, the Borrower,  or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any of Holdings, the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or any of Holdings, the Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any of Holdings, the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by any of Holdings, the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6.                     ERISA.  (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any of Holdings, the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7.                     Guarantee.  The Guarantees or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

11.8.                     Pledge Agreement.  The Pledge Agreements or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under the Pledge Agreement; or

11.9.                     Security Agreement.  The Security Agreements or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement; or

11.10.              Mortgages.  Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any mortgagor’s obligations under any Mortgage; or

11.11.              Subordination.  The Obligations of the Borrower, or the obligations of Holdings or any Subsidiaries pursuant to the Guarantee, shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing the Subordinated Notes or any other permitted subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or

11.12.              Judgments.  One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $20,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.13.              Change of Control.  A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitment terminated, whereupon the Commitments and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; (iv) exercise rights and remedies under the Credit Documents, at law or in equity; and/or (v) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will pay) to the Administrative Agent, at its Administrative Agent’s Office, such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.

SECTION 12.                                                  The Agents

12.1.                     Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent, Collateral Agent and Co-Collateral Agent as the agents of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent and the Security Agents, in their respective capacities, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to such Agents by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against any Agent.  Neither the Joint Lead Arrangers nor the Syndication Agent, in their respective capacities as such, shall have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2.                     Delegation of Duties.  The Administrative Agent and each Security Agent may execute any of their respective duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent and the Security Agents shall not be responsible for the negligence or misconduct of any of their respective agents or attorneys-in-fact selected by it with reasonable care.

12.3.                     Exculpatory Provisions.  Neither the Administrative Agent nor any Security Agent, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any Guarantor or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any Security Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower or any Guarantor to perform its obligations hereunder or thereunder.  Neither the Administrative Agent nor any Security Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower.

12.4.                     Reliance by Administrative Agent and Security Agents.  The Administrative Agent and each Security Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or such Security Agent, as the case may be.  The Administrative Agent and each Security Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Neither the Administrative Agent nor any Security Agent shall be deemed to have knowledge of any Secured Cash Management Agreement or Secured Hedge Agreement unless and until it has received written notice thereof from the applicable Hedge Bank or Cash Management Bank.

12.5.                     Notice of Default.  Neither the Administrative Agent nor any Security Agent shall be deemed to have knowledge or notice of the occurrence of any Default hereunder unless the Administrative Agent or such Security Agent, as the case may be, has received notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.

12.6.                     Non-Reliance on Administrative Agent, Security Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any Security Agent, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Security Agent hereinafter taken, including any review of the affairs of the Borrower or any Guarantor, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Security Agent to any Lender.  Each Lender represents to the Administrative Agent and each Security Agent that it has, independently and without reliance upon the Administrative Agent, any Security Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, any Security Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent and the Security Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Credit Parties that may come into the possession of the Administrative Agent or any Security Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7.                     Indemnification.  The Lenders agree to indemnify the Administrative Agent and the Security Agents, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their Applicable Percentage in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Total Credit Exposure shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or any Security Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or any Security Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Security Agent’s, as the case may be, gross negligence or willful misconduct.  The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8.                     Administrative Agent and Security Agents in Their Individual Capacities.  The Administrative Agent, the Security Agents and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Parent and its Subsidiaries as though the Administrative Agent and the Security Agents were not the Administrative Agents and the Security Agents hereunder and under the other Credit Documents.  With respect to the Loans made by it, the Administrative Agent and each Security Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent or a Security Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Security Agents in their respective individual capacities.

12.9.                     Successor Agent.  The Administrative or any Security Agent may resign as Administrative Agent or Security Agent, as the case may be, upon 20 days’ prior written notice to the Lenders and the Borrower.  If the Administrative Agent or any Security Agent shall resign as Administrative Agent or Security Agent, as the case may be, under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld) unless an Event of Default has occurred and is continuing under Section 11.1 or Section 11.5, whereupon such successor agent shall succeed to the rights, powers and duties of the

Administrative Agent or a Security Agent, as the case may be, and the term “Administrative Agent,” “Collateral Agent” or “Co-Collateral Agent,” as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Security Agents’ rights, powers and duties as Administrative Agent, Collateral Agent or Co-Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Security Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Administrative Agent’s or Security Agent’s resignation as Administrative Agent or Security Agent, as the case may be, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or a Security Agent under this Agreement and the other Credit Documents.

12.10.              Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender (including any Letter of Credit Issuer for purposes of this Section 12.10) an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason other than the gross negligence or willful misconduct of the Administrative Agent), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10.

12.11.              Reports.  Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent or the Security Agents; (b) the Administrative Agent and the Security Agents (i) make no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel and that the Administrative Agent and the Security Agents undertake no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent, the Security Agents and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

12.12.              Security Agents.  All determinations of the Security Agents under the Credit Documents shall be made jointly by the Security Agents, provided that, in the event that the Security Agents cannot agree on any matter to be determined by the Security Agents, the determination shall be made by the individual Security Agent asserting the more conservative credit judgment or declining to permit the requested action for which consent is being sought by the Borrower, as applicable.  This provision shall be binding upon any successor Security Agent pursuant to Section 12.9.

SECTION 13.                                                  [Reserved]

SECTION 14.                                                  Miscellaneous

14.1.                     Amendments and Waivers.

(a)                                 Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or waive any required prepayment or cash collateralization pursuant to Section 5.2(a) or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or Fee payable hereunder (other than as a result of waiving the applicability of Section 2.8(c)), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.1), or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 14.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 14.1 or reduce the percentages specified in the definitions of the terms “Required Lenders”, “Required Supermajority Lenders” or “Applicable Percentage” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 as it relates to the Administrative Agent without the written consent of the then-current Administrative Agent or as it relates to the Security Agents without the written consent of both of the then-current Security Agents, or (iv) amend, modify or waive any provision of Section 2.3 relating to Letters of Credit, Section 2.14 or Section 3 without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans (including the applicable provisions of Section 2.14) without the written consent of the Swingline Lender, or (vi) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of both of the Security Agents and the Required Supermajority Lenders, or (vii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee) or, except as permitted in Section 14.1(b), release all or substantially all of the Collateral under the Pledge Agreement, the Security Agreement and the Mortgages, in each case without the prior written consent of each Lender, or (viii) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to the consent of each Lender, without the written consent of each Lender directly and adversely affected thereby, or (ix) amend, modify or waive the application of proceeds provisions of Section 2.5(b), Section 5.2(a) or Section 5.3(c), without the written consent of each Lender directly and adversely affected thereby, or (x) decrease the amount or allocation of any optional or mandatory prepayment to be received by any Lender holding any Loans without the written consent of such Lender, or (xi) waive any condition set forth in Section 6 without the written consent of each Initial Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent, the Collateral Agent and all future holders of the affected Loans.  In the case of any waiver, the Borrower, the Lenders, the Collateral Agent and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(b)                                 Any Liens granted to the Administrative Agent by the Credit Parties on any Collateral for the benefit of the Secured Parties shall automatically be released (i) upon the Final Date, (ii) constituting property being sold or disposed of (or property of a Subsidiary Guarantor whose capital stock is being sold in a transaction that will result in such Subsidiary Guarantor being released from the Guarantee in accordance with the terms thereof) to the extent such sale or disposition is in compliance with the terms of this Agreement and (iii) as required by the Intercreditor Agreement. Additionally, the Administrative Agent is hereby authorized in its sole discretion to release any Liens as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Section 11.  Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Lenders as Section 14.1(a); provided that the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $2,000,000 during any calendar year without the prior written authorization of any Lenders.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  In connection with any release of Liens under the Security Documents, the Administrative Agent shall be protected in relying on a certificate of an Authorized Officer to the effect that such release is permitted by this Section 14.1(b).

14.2.                     Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and in the case of the other parties hereto to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Sealy Mattress Company
One Office Parkway
Trinity, NC 27370
Attention: Kenneth L. Walker
Fax: 336-861-3786

with a copy to:

Kohlberg Kravis Roberts & Co.
9 West 57th Street
Suite 4200
New York, NY 10019
Attention: Anthony Lee
Fax: 212-750-0003

The Administrative Agent or Collateral Agent:	JPMorgan Chase Bank, N.A.

1111 Fannin St., Floor 10
Houston, TX 77002
Attention: Loan and Agency Services Group
Fax: (713) 750-2782

with a copy to:
JPMorgan Chase Bank, N.A.,
383 Madison Avenue, Floor 24
New York, NY 10179
Attention: Yukari Koya
Fax: (212) 270-6637

The Co-Collateral Agent:	General Electric Capital Corporation
299 Park Avenue
New York, New York 10171
Attention: Sealy Account Manager
Fax: (646) 428-7094

with a copy to:

General Electric Capital Corporation
299 Park Avenue
New York, New York 10171
Attention: Counsel GE Global Sponsor Finance
Fax: 646-428-7295

and

Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attention: William D. Brewer
Fax: 212-294-4700

provided that any notice, request or demand to or upon the Administrative Agent, the Security Agents or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

14.3.                     No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

14.4.                     Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

14.5.                     Payment of Expenses.  The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of this Agreement and the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender, each Security Agent and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender, of counsel to the Security Agents and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender, each Security Agent, the Administrative Agent, their respective Affiliates and their respective directors, officers, employees, trustees, agents, attorneys-in-fact from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (c), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to the Administrative Agent, any Security Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the party to be indemnified, (ii) a material breach of any Credit Document by the party to be indemnified or (iii) disputes solely among Lenders (in their capacities as such) and not involving any conduct of any Credit Party.  The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder.  Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, but in each case subject to the limitations of the foregoing, reasonable out-of-pocket costs and expenses incurred in connection with:

(i)                                     subject to Section 9.16, appraisals and insurance reviews;

(ii)                                  subject to Section 9.17, field examinations and the preparation of Reports based on the reasonable fees charged by a third party retained by the Security Agents or the internally allocated reasonable fees for each Person employed by the Security Agents with respect to each field examination;

(iii)                               fees and other charges for (A) lien and title searches and title insurance and (B) recording the Security Documents, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iv)                              sums paid or incurred to take any action required of any Credit Party under the Credit Documents that such Credit Party fails to pay or take; and

(v)                                 forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and reasonable costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrower as Revolving Credit Loans or to another deposit account to the extent permitted by Section 5.3(d).

This Section 14.5 shall not apply with respect to any claims for Taxes (other than Taxes resulting from a non-Tax related claim), which shall be governed exclusively by Section 5.4.

14.6.                     Successors and Assigns; Participations and Assignments.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A)                               the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (unless increased costs would result therefrom except if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing), an Approved Fund or, if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee;

(B)                               the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer; and

(C)                               provided; however, that, notwithstanding the foregoing or any other provision of this Agreement, in no event shall Parent, Holdings, Borrower or any of their Subsidiaries be permitted to be a Lender or a Participant hereunder.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and integral multiples of $1,000,000 in excess thereof, or if less, all of such Lender’s remaining Loans and Commitments unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliate Lenders shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”);

For the purpose of this Section 14.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 14.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 14.1(a) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 (subject to the requirements of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 14.8(a) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any participation if the Participant would be entitled, on the date of the sale of the participation, to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to such participation to such Participant).

(iii)                               Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d)                                 Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial Borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, in form reasonably satisfactory to each Initial Lender, as the case may be, evidencing the Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.

(e)                                  Subject to compliance with Section 14.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all Confidential Information (including any and all financial information) in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

14.7.                     Replacements of Lenders under Certain Circumstances.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.12, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, (c) becomes a Defaulting Lender, with a replacement bank or other financial institution or (d) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby” pursuant to Section 14.1(a), does not consent when the consent of the Required Lenders has been obtained, but the consent of other remaining Lenders has not been obtained, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts) pursuant to Section 2.8, 2.10, 2.11, 2.13, 3.3, 3.5, 4.1, 5.4 or 14.5, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent, the Collateral Agent or any other Lender shall have against the replaced Lender.

14.8.                     Adjustments; Set-off.

(a)                                 Except as otherwise provided herein, if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender entitled thereto, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

14.9.                     Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

14.10.              Severability.  Any provision of any Credit Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11.              Integration.  This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

14.12.              GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14.13.              Submission to Jurisdiction; Waivers.  Each Credit Party hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the State, County and City of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 14.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages.

14.14.              Acknowledgments.  The Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)                                 neither the Administrative Agent, any Security Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent, the Security Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

14.15.              WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

14.16.              Confidentiality.  The Administrative Agent, each Security Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, such Security Agent or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender’s, Security Agent’s or the Administrative Agent’s attorneys, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual party agrees to be bound by the provisions of this Section 14.16.) or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender, each Security Agent and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender, Security Agent or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the

Borrower.  Each Lender, each Security Agent and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advises of and agrees to be bound by the provisions of this Section 14.16.

14.17.              USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

14.18.              Effect of Amendment and Restatement.  On the Amendment Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety as set forth in this Agreement.  The parties hereto acknowledge and agree that (a) this Agreement and the other Credit Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Amendment Effective Date and (b) such “Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement (as if the modifications to the Existing Credit Agreement contained herein were set forth in an amendment to the Existing Credit Agreement in a customary form).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

SEALY MATTRESS COMPANY

By:	/s/ Michael Q. Murray
Name: Michael Q. Murray
Title: Senior Vice President,
General Counsel & Secretary

SEALY MATTRESS CORPORATION

By:	/s/ Michael Q. Murray
Name: Michael Q. Murray
Title: Senior Vice President,
General Counsel & Secretary

SEALY CORPORATION

By:	/s/ Michael Q. Murray
Name: Michael Q. Murray
Title: Senior Vice President,
General Counsel & Secretary

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Tony Yung
Name: Tony Yung
Title: Executive Director

GENERAL ELECTRIC CAPITAL CORPORATION,
as Co- Collateral Agent and a Lender

By:	/s/ Philip F. Carfora
Name: Philip F. Carfora
Title: Duly Authorized Signatory

CITICORP NORTH AMERICA, INC.,
as a Lender

By:	/s/ Michael Smolow
Name: Michael Smolow
Title: Vice President

MIZUHO CORPORATE BANK, LTD.
as a Lender

By:	/s/ James Fayen
Name: James Fayen
Title: Deputy General Manager